Exhibit 10.22

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED & RESTATED PRIVATE LABEL CONSUMER & COMMERCIAL
CHECKING ACCOUNT, SAVINGS ACCOUNT & DEBIT CARD
ISSUANCE AGREEMENT
BETWEEN
STRIDE BANK, N.A. (f/k/a CENTRAL NATIONAL BANK AND TRUST CO. OF ENID)
AND
CHIME FINANCIAL, INC. (f/k/a 1DEBIT, INC.)

TABLE OF CONTENTS

ARTICLE 1: RULES OF INTERPRETATION; DEFINITIONS
1.1	Certain Interpretative Matters.
1.2	Definitions.

ARTICLE 2: BANK CONTROL OF PROGRAMS
2.1	Amendment and Restatement.
2.2	General.
2.3	Applicable Law and Program Modification.
2.4	Company’s Right to Offer Programs; Statutory Authority of Regulatory Authority.

ARTICLE 3: GENERAL DESCRIPTION OF PROGRAMS
3.1	Purpose.
3.2	Cards, Account Holder Agreements and Program Materials.
3.3	Program Modifications.
3.4	Termination of Cards.
3.5	Relationship Managers.
3.6	Weekly Meetings and Quarterly Business Reviews.

ARTICLE 4: ESTABLISHMENT OF ACCOUNTS
4.1	Program Accounts.

ARTICLE 5: PROGRAM COMPLIANCE
5.1	Compliance with Program Standards.
5.2	Operating Policies and Procedures.
5.3	BSA/AML/OFAC Compliance.
5.4	Disclosure of Key Account Terms.
5.5	Privacy Notice.
5.6	Identify Theft Prevention Program (“IDTP”).
5.7	Unlawful Gambling.
5.8	Regulation E Compliance (12 C.F.R. 1005).
5.9	Criticisms, Complaints and Legal Actions.
5.10	Company State and Federal Licensing and Registration Requirements.
5.11	FDIC Insurance Coverage.
5.12	Network Membership/Registration.
5.13	Network Obligations.

ARTICLE 6: COMPANY RESPONSIBILITIES AND OBLIGATIONS
6.1	Program Management Services.
6.2	Program Due Diligence Form.
6.3	Other Products and Services.

6.4	Development and Marketing of Programs.
6.5	Delivery of Cards and Account Holder Agreements.
6.6	Card Inventory.
6.7	Account Holder Customer Service.
6.8	Company Employees.
6.9	Liability for Shortfalls.
6.10	Service Level Agreement (SLA) Standards.
6.11	Financial Statements and Information Requests.
6.12	Program Audits and Examination Cooperation.
6.13	Recordkeeping and Reporting.
6.14	Taxes.
6.15	Bankruptcies
6.16	Additional Company Reporting Obligations.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF COMPANY
7.1	Organization and Qualification.
7.2	Organizational Authority.
7.3	Litigation.
7.4	Licensing.
7.5	Prohibited Proceedings.
7.6	Company Marks.
7.7	Intellectual Property Rights.
7.8	Due Diligence Materials.
7.9	Third Party Service Providers.

ARTICLE 8: COVENANTS OF COMPANY
8.1	Notices of Changes.
8.2	Notice of Proceedings.
8.3	Company Operations.
8.4	Company’s Name.
8.5	True and Correct Information.
8.6	Intellectual Property Rights of Others.
8.7	Cooperation.
8.8	Financial and Due Diligence Reviews.
8.9	Third Party Marketing Partners.
8.10	Ancillary Agreements.

ARTICLE 9: BANK RESPONSIBILITIES
9.1	Bank Responsibilities.
9.2	Network Approval.
9.3	Bank employees and Program Staffing.

9.4	Financial Statements and Financial Information Requests.
9.5	Bank Reports.
9.6	Escheat.

ARTICLE 10: REPRESENTATIONS AND WARRANTIES OF BANK
10.1	Organization and Qualification.
10.2	Corporate Authority.
10.3	Litigation.
10.4	Bank Marks.
10.5	Intellectual Property Rights.

ARTICLE 11: COVENANTS OF BANK
11.1	Notices of Changes.
11.2	Notice of Proceedings.
11.3	Bank’s Business.
11.4	True and Correct Information.
11.5	Migrated Accounts.
11.6	Dedicated and Exclusive BINs

ARTICLE 12: THIRD PARTY SERVICE PROVIDER AGREEMENTS
12.1	Third Party Service Provider Agreement and Approval of Critical Service Providers.
12.2	Changes to Agreements.
12.3	Compliance by Third Party Service Providers.
12.4	Denial or Termination of Critical Service Provider.
12.5	Third Party Service Provider Due Diligence, Training and Monitoring.
12.6	Access to Critical Service Providers.
12.7	Expenses and Liability.

ARTICLE 13: LICENSE OF MARKS; TECHNOLOGY
13.1	Use of Marks.
13.2	Intellectual Property.
13.3	Reservation of Rights.

ARTICLE 14: COMPENSATION, FEES AND EXPENSES
14.1	Compensation.
14.2	Expenses.
14.3	Set-Off Authorization.
14.4	Recourse.
14.5	Adjustments.

ARTICLE 15: TERM AND TERMINATION OF AGREEMENT
15.1	Term and Termination of Agreement.

15.2	Termination of Agreement for Cause.
15.3	Termination Without Cause by Company.
15.4	Successor Bank; Wind Down Period.

ARTICLE 16: CONFIDENTIALITY
16.1	General Confidentiality.
16.2	Permissible Disclosures.
16.3	Confidentiality Upon End of Programs or any Program.
16.4	Injunctive Relief.
16.5	Proper Disposal of Records.

ARTICLE 17: ACCOUNT HOLDER DATA
17.1	Privacy.
17.2	Ownership of Accounts, Account Holder Data and Program Materials.
17.3	Sharing of Account Holder Data and Program Materials.
17.4	Data Obtained Independently by Company.

ARTICLE 18: SECURITY BREACHES; DISRUPTION; DISASTER RECOVERY
18.1	Security Program.
18.2	SSAE Report.
18.3	Testing.
18.4	Security Contact.
18.5	Storage of Information.
18.6	Notification.
18.7	Expense Reimbursement.
18.8	Disaster Recovery Plan.

ARTICLE 19: INSURANCE
19.1	General Insurance.
19.2	Data Security (also known as Cyber Liability) Insurance.
19.3	Insurance Requirements.

ARTICLE 20: LIMITATION OF LIABILITY
20.1	No Special Damages.
20.2	Disclaimers of Warranties.
20.3	Liabilities of Company for Network and Regulatory Claims.

ARTICLE 21: INDEMNIFICATION; DAMAGES
21.1	Indemnification Obligation By Company.
21.2	Limited Exception and Conditions.
21.3	By Bank.
21.4	Limited Exception and Conditions.

21.5	Defense of Claims.

ARTICLE 22: GENERAL PROVISIONS
22.1	Relationship of Parties.
22.2	Governing Law.
22.3	Trial By Jury.
22.4	Severability.
22.5	Survival.
22.6	Successors and Third Parties.
22.7	Assignments.
22.8	Notices.
22.9	Waivers.
22.10	Entire Agreement; Amendments.
22.11	Counterparts; Eletronic Signature.
22.12	Disputes.
22.13	Accounting.
22.14	Headings.

THIS AMENDED AND RESTATED PRIVATE LABEL CHECKING ACCOUNT, SAVINGS ACCOUNT & DEBIT CARD ISSUANCE AGREEMENT (this “Agreement”) is effective as of December 1, 2022 (“Effective Date”) is by and between Chime Financial, Inc., a Delaware C corporation, whose principal office is located at 77 Maiden Lane, 6th Floor, San Francisco, CA 94108 (“Company”), and Stride Bank, N.A., a national banking association which is a Federal Deposit Insurance Corporation (“FDIC”) insured bank having its principal offices at 324 W. Broadway, Enid, OK 73701 (“Bank”). Company and Bank are collectively referred to as the “Parties” and are each individually referred to as a “Party.”
RECITALS
WHEREAS, Bank is a national banking association chartered under Federal law and a principal member of one or more Networks (as defined below), and, among other things, is in the business of issuing debit cards and establishing Deposit Accounts for the Settlement of Transactions;
WHEREAS, Company has expertise and experience in the debit card and deposit account industry, and has successfully implemented and managed a range of debit card and deposit account programs;
WHEREAS, Bank desires to use Company’s expertise and experience in order to market, promote and service the Bank’s Programs (as defined below), and Company desires and agrees to provide such support;
WHEREAS, Bank intends to issue Cards and to offer additional products and services in connection therewith, which Card Programs will often be customized for specific business, operational, marketing or relationship requirements and wishes to engage Company to provide certain administrative services in connection with the Programs, including marketing and distribution and other specific accounting and administrative functions as set forth herein;
WHEREAS, Bank intends to appoint Company as an agent of Bank solely to assist Bank in providing specified marketing, solicitation and Account Holder support services for the Programs in accordance with the terms of this Agreement;
WHEREAS, Bank (f/k/a Central National Bank & Trust Co. of Enid) and Company (f/k/a ldebit, Inc.) are parties to the Private Label Consumer & Commercial Checking Account, Savings Account & Debit Card Issuance Agreement dated as of October 5, 2018, which was amended pursuant to Amendment 1 to the Private Label Consumer & Commercial Checking Account, Savings Account & Debit Card Issuance Agreement, dated as of December 18, 2020 (together, “Prior Agreement”);
WHEREAS, Bank and Company entered into the Amended and Restated High Yield Savings Addendum dated as of July 23, 2020 (“HYS Addendum”) to supplement the Agreement (which HYS Addendum, as amended and restated by this Agreement, is incorporated into this Agreement as Exhibit F);

WHEREAS, Bank and Company are parties to the Rapid Funds Transactions Services Agreement dated as of March 26, 2021, and the related Tri-Party Processing Services Agreement dated as of April 1, 2021;
WHEREAS, the Parties wish to amend and restate the Prior Agreement and the HYS Addendum as of the Effective Date; and
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1:
RULES OF INTERPRETATION; DEFINITIONS
1.1    Certain Interpretative Matters. As used herein, (i) the terms “include” and “including” are meant to be inclusive and shall be deemed to mean “include without limitation” or “including without limitation”; (ii) the word “or” is disjunctive, but not necessarily exclusive; (iii) references to “dollars” or “$” shall be to United States dollars; (iv) the term “his” applies to both genders; (v) any Article, Section, Subsection, Paragraph or Subparagraph headings contained in this Agreement and the Preamble at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (other than with respect to any defined terms contained in the Preamble); (vi) any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder, unless otherwise provided; (vii) the words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, that a particular Section, Schedule or Exhibit is the, intended reference); (viii) words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa; (ix) a reference in this Agreement contemplating certain action by Bank “after consultation with” or “in consultation with” or “in cooperation with” Company does not mean that the consent or approval of Company is required or contemplated in connection with such action; and (x) unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document.
1.2    Definitions. Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“ACH” means the Automated Clearinghouse network, governed by the rules of NACHA.

“Acquired Account Holder Accounts” means the checking, savings and debit card accounts and associated assets transferred to Bank from the Predecessor Bank pursuant the Transfer Agreement between such parties, to the extent applicable.
“Account Holder” means an individual, sole proprietor or legal entity who (i) applies for an Account and is issued a Card or otherwise provided a Card by Bank, or (ii) uses a Card to affect a Transaction.
“Account” means a demand deposit account that is opened by an Account Holder, and may include a record of debits and credits with respect to Transactions originated by such an Account Holder as detailed on the Processor’s system, including, if applicable, the Acquired Account Holder Accounts transferred to Bank for inclusion in a Program.
“Account Holder Agreement” means the agreement between Bank and Account Holder governing the terms and use of a Card.
“Account Holder Complaint” has the meaning given in Section 5.10(b)(i).
“Account Holder Data” means information that is provided to or obtained by either Party in the performance of its obligations under this Agreement or otherwise regarding Applicants and current or former Account Holders, including without limitation (i) name, postal address, e-mail address, telephone number, date of birth, taxpayer identification numbers, Account Holder Account numbers, security codes, service codes (i.e., the three or four digit number on the magnetic stripe that specifies acceptance requirements and limitations for a magnetic stripe read Transaction), valid to and from dates, as well as information and data related to payment instruments and Transactions, or Transactions data using payment instruments and methodologies (e.g., charge, credit, debit, prepaid) and regardless of whether or not a physical card is used in connection with such Transactions, demographic data, data generated or created in connection with Account Holder Account processing and maintenance activities, Account Holder Account statement and Account Holder service, telephone logs and records and other documents and information necessary for the processing and maintenance of Account Holder Accounts, (ii) all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 573.3(n) and (o), respectively), and, (iii) with respect to the disposal of such information, any record containing “Consumer Information,” as that term is defined in the regulations implementing 15 U.S.C, § 1681.
“Account Holder Funds” means the funds provided by or on behalf of the Account Holder in connection with a requested Deposit to the Account Holder’s Card and that are legally owed to or owned by the Account Holder.
“Activation” the Accountholder’s completion of the registration steps with Bank necessary to enable a Card to conduct a Transaction from an Accountholder’s Account.
“Activity Account” has the meaning given in Exhibit C.
“ACH Funding Account” has the meaning given in Exhibit C.

“Adjustment Account” has the meaning given in Exhibit C.
“Additional Products” includes any other products and service of Bank that may be offered to a Account Holder in connection with the Program(s).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing.
“AML” means anti-money laundering.
“Applicable Law” means the (i) Network Rules, and (ii) the laws, court opinions, attorney general opinions, rules and regulations of the United States or of any State or the various agencies, departments or administrative or governmental bodies thereof, and any regulatory guidance, determinations of (or agreements with) an arbitrator or Regulatory Authority and directions or instructions from (or agreements with) any arbitrator or Regulatory Authority, to the extent applicable to the issuance, sale, authorization or usage of the products and services offered under the Programs or as otherwise applicable to a Party, as all the same may be amended and in effect from time to time.
“Applicant” means any Person who submits a completed application for an Account.
“Audit Corrective Action Plan” has the meaning given in Section 6.12(c)(i).
“Audit Findings” has the meaning given in Section 6.12(c).
“Bank” has the meaning given in the Preamble.
“Bank Auditing Party” has the meaning given in Section 6.12(b).
“Bank BSA/AML/OFAC Requirements” has the meaning given in Section 5.3(b).
“Bank Indemnified Parties” has the meaning given in Section 21.1.
“Bank Policies and Procedures” means the published policies, procedures and guidelines of Bank, as promulgated from time to time by Bank in good faith to ensure the continued safety and soundness of Bank.
“Bankruptcy Code” has the meaning given in Section 6.15.
“Bank Secrecy Act” or “BSA” means the federal Bank Secrecy Act (12 U.S.C. §§ 1951 el seq.), as amended by the USA Patriot Act or otherwise from time to time, and all regulations thereunder and any successor regulations.

“BIN” means a Bank Identification Number assigned to Bank by Visa, an Interbank Card Association number assigned to Bank by MasterCard, or similar identifier assigned to Bank by other Networks for the purposes of identifying and routing electronic payment Transactions.
“Business Day” means any day other than a Saturday, Sunday or legal holiday, on which Bank is open to the public for carrying on substantially all of its banking functions.
“Card” means a debit card or other debit access device or number issued by Bank as a product of Bank in connection with any Program implemented pursuant to this Agreement and under authority from a Network, including, if applicable, the Cards associated with Acquired Account Holder Accounts transferred to Bank for inclusion in a Program.
“Change of Control” has the meaning given in Section 15.2(g).
“Claim” means any and all threats, actions, demands, investigations, proceedings, claims, counterclaims, defenses, or allegations (whether formal or informal, individual or in a representative capacity) made by or on behalf of any Person, including the other Party, any consumer, Account Holder, Regulatory Authority, Network and any attorney general, district attorney or other law enforcement authority, that would not have arisen but for the Program. The term includes disputes based upon contract, tort, consumer rights, fraud and other intentional torts, constitution, statute, regulation, ordinance, common law and equity (including any claim for injunctive or declaratory relief) and includes disputes based on alleged violations of any Applicable Law.
“Company” has the meaning given in the Preamble.
“Company Contractors” has the meaning given in Section 21.1(d).
“Company Expenses” has the meaning given in Section 14.2(b).
“Company Indemnified Parties” has the meaning given in Section 21.3
“Company Operating Account” has the meaning given in Exhibit C.
“Complaint Summary” has the meaning given in Section 5.10(d).
“Complaints” has the meaning given in Section 5.10(d).
“Compliance Counsel” has the meaning given in Section 5.2.
“Confidential Information” has the meaning given in Section 16.1(b).
“Controlling Parent” has the meaning given in Section 15.2(g)(iii).
“Corporate Funded Card” means, if applicable to a Program, a card funded solely with Corporate Funds that are not legally owed to or owned by the Account Holder.

“Corporate Funds” means, if applicable to a Program, all funds received by Bank on or on behalf of and owned by a business in connection with and/or for crediting to a Corporate Funded Card.
“Corporate Funds Account” has the meaning given in Exhibit C.
“Corrective Action Plan Deadline” has the meaning given in Section 6.12(c)(v).
“Critical Service Provider” has the meaning given in Section 12.1(a).
“Critical Services” shall mean services that (i) require a third party to access, store, transmit or process Account Holder Data in connection with the Program, (ii) involve significant bank functions or other activities that could cause Bank to face significant risk if the third party fails to meet expectations, (iii) could have significant customer impacts, (iv) require significant Bank investment in resources to implement the third-party relationship and manage the risk, or (v) could have a major impact on Bank operations if the Bank has to find an alternate third party or if the outsourced activity has to be brought in-house.
“Criticism” has the meaning given in Section 5.10(a).
“Deposit Accounts” has the meaning given in Exhibit C.
“Deposit”, “Deposited” or “Depositing” means the process of adding Account Holder Funds or Corporate Funds to a Card at the time such Card is activated or subsequent thereto, including but not limited to, by way of (i) third party deposit networks approved by Bank, (ii) point-of-sale “swipe” Transactions, (iii) corporate or Card transfers via a web portal or otherwise; or (iv) direct deposit through the ACH Network.
“Disclosing Party” has the meaning given in Section 16.1(d).
“Dispute” has the meaning given in Section 22.12(a).
“Due Diligence Materials” has the meaning given in Section 7.8.
“Effective Date” has the meaning given in the Preamble.
“EFTA” means the Electronic Fund Transfer Act (15 U.S.C. §§ 1693, et seq.) and Regulation E thereunder (12 C.F.R. Part 1005), each as may be amended from time to time.
“Executive Complaints” means (i) any complaint received by a Party from any Network or the Better Business Bureau relating to the Programs and (ii) any material written complaints received by or elevated to senior management of any Party relating to the Programs other than a Regulatory Communication.
“Existing Proprietary Rights” has the meaning given in Section 13.3.
“Expired Funds Account” has the meaning given in Exhibit C.

“FDIC” means the Federal Deposit Insurance Corporation.
“Fee Income Account” has the meaning given in Exhibit C.
“FFIEC” means the Federal Financial Institutions Examination Council.
“FFIEC Handbook” has the meaning given in Section 12.5(a).
“FinCEN” means the Financial Crimes Enforcement Network.
“Force Majeure Event” has the meaning given in Section 15.2(d).
“Funding Account” has the meaning given in Exhibit C.
“GLBA” means, collectively, the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et. seq., the Privacy Regulations, and the standards for safeguarding customer information set forth in 12 C.F.R. Part 1016 and 16 C.F.R. Part 314 or such corresponding regulations as are applicable to the Programs and the Parties.
“IDTP” has the meaning given in Section 5.7.
“Independent Sales Organization” means a third party service provider sponsored by Bank pursuant to the Network Rules.
“Initial Term” has the meaning given in Section 15.1.
“Intellectual Property” means all inventions, trade secrets, processes, business models, methods of doing business, know-how, works of authorship, copy, artwork, designs, software, code, and other material, and all patents, Marks, copyrights, trade secrets, moral rights, and other intellectual property and proprietary rights therein owned or otherwise controlled by a Party.
“Interchange” means all revenue received by Bank from acquiring financial institutions for Transactions, as established by a Network, net of the expenses due to such acquiring financial institutions for return credits, chargebacks, and the discount rate, if any, for ATM Transactions. Interchange does not include switch fees or any other fees that a network may levy with regard to any Transaction.
“Legal Documents” has the meaning given in Section 5.10(c).
“Deposit Failure” means the inability or failure of any Deposit to be effectively or timely credited to the Activity Account or Corporate Funds Account, for any reason, including but not limited to a Deposit reject, ACH reject, or any other cause.
“Losses” means any and all actual losses, assessments, damages, indemnities, liabilities, obligations, deficiencies, adjustments, judgments, settlements, dispositions, awards, offsets, penalties, fines and interest, and reasonable attorneys’, accountants’ and experts’ fees and expenses, including any such fees and expenses incurred in any investigations, proceedings, counterclaims, defenses or appeals that could reasonably result in incurring or avoiding any Losses.
“Mark” means the service marks, trademarks and copyrights of Company, the Networks, or Bank, including the names and other distinctive marks or logos, which identify Company, the Networks, or Bank, respectively.
“Marketing Materials” shall mean all media of any kind or nature, including without limitation, email solicitation messages, published advertising (such as newspaper and magazine advertisements), Internet media, Card art, Card carriers, Card displays, personal internet i.e. Facebook posts, blogs, tweets, texts, banner ads, RSS feeds, telemarketing scripts, television or radio advertisements, brochures, postcards, posters, direct mailings, signage, frequently asked questions, interview or public speaking scripts and talking points, sales materials, and press releases intended for public dissemination or to promote, advertise and/or market a Program using advertising mediums, including, but not limited to, Internet marketing, blogging, tweeting, e-mailing, texting, direct mail marketing, telemarketing, radio or television commercial airtime, print advertising, billboard advertising, or other recognized methods of selling goods or services or acquiring sales leads.
“MasterCard” means MasterCard International Incorporated and its successors and assigns.
“Member Service Provider” means a third party service provider under MasterCard rules.
“[***]” has the meaning given in Exhibit A.
“[***]” has the meaning given in Section 14.2(b)(v).
“MSB” means the Money Services Business.
“NACHA” means the National Automated Clearing House Association and its successors and assigns.
“Negative Balance Amount” has the meaning given in Exhibit C.
“Negative File Reserve Account” has the meaning given in Exhibit C.
“Net Revenues” has the meaning given in Exhibit A.
“Network” means any NACHA, Visa, MasterCard, or any other card association or payment network such as AllPoint, selected by Bank if agreed to by Company or not, for the Settlement of Transactions contemplated by this Agreement.
“Network Funding Account” has the meaning given in Exhibit C.
“Network Rules” means the bylaws, operating rules and regulations of any applicable Network, including the PCI-DSS.

“OFAC” means the United States Department of Treasury’s Office of Foreign Assets Control.
“Party” or “Parties” means, as applicable, Company and/or Bank.
“Pay to Friends Holding Account” has the meaning given in Exhibit C.
“PCI-DSS’ means the Payment Card Industry Data Security Standards established and implemented by the various payment card associations.
“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature.
“Predecessor Bank” means the assigning bank named in the Transfer Agreement, to the extent applicable.
“Principal” has the meaning given in Section 7.5.
“Privacy Notices” means all privacy policy disclosure statements required by Applicable Law, including without limit GLBA, in connection with the use of any Account Holder Data by Bank or Company, any of Bank’s or Company’s Affiliates or any third party engaged by Company or Bank.
“Processing Services” means those Services which are necessary to issue Cards and process Transactions in accordance with Applicable Law, as further described in Exhibit B attached hereto.
“Processor” means the entity which processes and maintains the system of records of Transactions on the Account Holder Accounts, and which enters into an agreement to provide such services with the Bank and Company (which agreement shall be referred to herein as the “Processing Agreement”).
“Program” means a system of services approved by Bank under which a Cardholder may utilize an Account or Card to conduct Transactions pursuant to the Cardholder Agreement. The Parties acknowledge that multiple Programs may exist under this Agreement based on meaningful differences, including but not limited to, Card terms and functionality, distribution locations, and Cardholder characteristics (including whether such Program is for commercial or consumer purposes). All Programs shall be subject to the terms hereof and the prior written approval of Bank.
“Program Due Diligence Form” means a description and explanation of the parameters and features of a Program using the form provided by Bank, together with any accompanying exhibits or schedules.
“Program Fraud” has the meaning given in Section 6.9(b).

“Program Materials” means all written and electronic materials relating to each Program, including, but not limited to, Marketing Materials, training materials, policies and procedures, including without limitation, Account Holder Agreements, Account Holder service letters, any website established by Company in connection with the Programs, customer service scripts, interactive voice response messaging, any information, notices or disclosures relating to Cards provided to Account Holders, including, but not limited to, Privacy Notices, error-resolution notices, change-in-terms notices, and disclosures required by the EFTA, and documents and any material amendments or updates thereto.
“Program Records” has the meaning given in Section 6.13(a).
“Program Standards” means Applicable Law and Bank Policies and Procedures.
“Program Revenues” means all income derived from an Account Holder’s use of a Card or participation in a Program, including fees as specified in the Account Holder Agreement, but not including Interchange.
“Provisional Account” has the meaning given in Exhibit C.
“RDC Holding Account” has the meaning given in Exhibit C.
“Receiving Party” has the meaning given in Section 16.1(d).
“Regulatory Authority” means any federal, state or local governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other entity having jurisdiction over Bank, Company or the Programs, including, but not limited to, the Office of the Comptroller of the Currency, FDIC, Federal Reserve, Federal Trade Commission, and Consumer Financial Protection Bureau.
“Regulatory Communication” means all communications from any Regulatory Authority concerning the Programs.
“Relationship Manager” has the meaning given in Section 3.5.
“Required Payment Reserve Amount” has the meaning given in Exhibit C.
“Required Reconciliation Date” has the meaning given in Exhibit C.
“Renewal Term” has the meaning given in Section 15.1.
“Required Reserve Amount” has the meaning given in Exhibit C.
“Response to Audit Letter” has the meaning given in Section 6.12(c).
“Risk Program” has the meaning given in Section 5.4(a).

“Safety and Soundness Standards” mean the standards identified by the Office of the Comptroller of the Currency in 12 C.F.R. Part 30, Appendix A, Section II.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Credit Fee Income Account” has the meaning given in Exhibit C.
“Security Contact” has the meaning given in Section 18.4.
“Security Guidelines” means the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, the FFIEC Information Technology Examination Handbook, PCI-DSS, Section 501 of GLBA and any other guidance or directives issued by a Regulatory Authority or Networks pertaining to the security of Account Holder Data.
“Security Program” has the meaning given in Section 18.1
“Services” has the meaning given in Section 6.1, as further described in Exhibit B attached hereto.
“Settle” and “Settlement” mean the movement of funds tendered for or Deposited to Cards among Bank, other financial institutions and the Networks to settle Transactions on such Cards.
“Settlement Fees” has the meaning given in Section 14.2(b)(iv).
“SLA” has the meaning given in Section 6.10.
“SSAE” has the meaning given in Section 18.2.
“Successor Bank” has the meaning given in Section 15.4(a).
“Switchover Date” has the meaning given in Section 15.4(c).
“Term” means the Initial Term and the Renewal Terms, collectively.
“Termination Fee” has the meaning given in Section 15.3(a).
“Third Party Service Provider” has the meaning given in Section 12.1(a).
“Transfer Agreement” means the agreement between Bank and Predecessor Bank transferring the Acquired Account Holder Accounts to Bank, to the extent applicable.
“Transaction” means using a Card to do any of the following: (i) make a purchase or otherwise make a payment to or for the benefit of a third party; or (ii) obtain a credit for a previous purchase; (iii) make a cash withdrawal at an automated teller machine, bank teller or via other means; (iv) to transfer value to another Card or account; (v) to Deposit funds to a bank account, or (vi) without duplication of any of the foregoing, any other transaction involving use of a Card.

“Transaction Fees” has the meaning given in Exhibit A.
“Visa” means Visa U.S.A. Inc. and its successors and assigns.
“Wind Down Period” means the period from the date of termination or expiration of the Agreement through the date that the Parties have completed the Wind-Down Plan for the Programs entirely, or a Program individually, as applicable, pursuant to Section 15.4.
“Wind-Down Plan” has the meaning given in Section 15.4(c).
“WSUD Holding Account” has the meaning given in Exhibit C.
ARTICLE 2:
BANK CONTROL OF PROGRAMS
2.1    Amendment and Restatement. The Prior Agreement is hereby amended in its entirety and restated herein in this Agreement. Such amendment and restatement is effective upon the Effective Date. The Prior Agreement shall be of no further force and effect upon the Effective Date, except nothing in this Section 2.1 shall affect any obligations incurred by a Party under the Prior Agreement prior to the Effective Date. For clarity, nothing in this Agreement is intended to constitute an express or implied waiver of any rights or remedies arising prior to the Effective Date that either Company or Bank may possess in connection with the Prior Agreement, all of which are hereby expressly reserved.
2.2    General. Bank and Company hereby each acknowledge and agree that (a) Bank and Company have established the Programs; (b) except as otherwise expressly provided in this Agreement, Bank shall have full control and continued oversight over the Programs, including without limitation all policies, activities and decisions with respect to each Program; (c) the products and services offered under the Programs pursuant to this Agreement are products of Bank as issuer and Company as servicer/marketer; and (c) Company shall serve as Bank’s administrator and servicer for Programs, to which Bank has delegated specific responsibilities relating to the marketing and servicing of the Programs, including the marketing and sale of the Cards. Bank recognizes and acknowledges that Company offers products and services independent of the Program including through third parties, and may create and maintain a separate relationship with Account Holders and potential Account Holders in connection with such non-Program products and services. Company shall have control and oversight over such non-Program products and services, and the final determination of any material changes that may be required or advisable under Applicable Law, provided that such non-Program products and services do not use any Bank Marks.
2.3    Applicable Law and Program Modification. As between Bank and Company with respect to each of their respective rights and obligations under this Agreement, Bank shall exercise commercially reasonable and professional judgment, and shall consult with legal counsel as appropriate to determine (i) which Network Rules, Federal, State and local laws, court opinions, attorney general opinions, rules and regulations, and regulatory guidance, regulatory determinations of (or agreements with) or written directions of any arbitrator or Regulatory

Authority, and modifications thereto, apply to each Party’s rights and obligations related to the Program or the Parties hereto and thus are Applicable Laws; (ii) how such Applicable Laws apply to each Party’s rights and obligations related to the Program; and (iii) how and to what extent pending, settled or decided lawsuits or enforcement actions affecting Bank or Company, as the case may be, any other company, and legal and regulatory developments and trends, should be addressed as they relate to a Party’s rights and obligations in each Program. Each of Bank and Company is expected and required to comply with all Applicable Laws that apply to it and the performance of its obligations under this Agreement. Company is expected and required to comply with the Bank Policies and Procedures applicable to Company as determined by Bank in Bank’s sole discretion in Company’s performance of its obligations under this Agreement.
2.4    Company’s Right to Offer Programs; Statutory Authority of Regulatory Authority. Bank grants Company the right to offer the Programs on behalf of Bank, and hereby appoints Company as Bank’s service provider for the sole and limited purpose of providing the Services described herein with respect to the Programs. As service provider of Bank, Company acknowledges and agrees that: (a) any Regulatory Authority with jurisdiction over Bank has and shall have the statutory authority to regulate, examine, request information from and initiate an enforcement action against Company with respect to the activities performed by Company on Bank’s behalf; and (b) such Regulatory Authority may require the Parties to (and if so required Company shall) modify the terms of this Agreement or a Program at any time.
ARTICLE 3:
GENERAL DESCRIPTION OF PROGRAMS
3.1    Purpose. The purpose of any Program initiated pursuant to this Agreement is to offer deposit accounts, savings accounts, Cards and other products as may be agreed to by the parties in written addendum to this Agreement, issued by Bank and marketed and serviced by Company, as an alternative to traditional bank accounts, checking accounts, savings accounts, credit cards, cash and checks, and with features and functionality as more particularly described in and appended to as an Exhibit. It is designed to offer Account Holders a convenient and secure payment mechanism to pay for purchases, make payments, withdraw cash and such other uses as are allowed by Program Standards and set forth in the approved Program Due Diligence Form for each Program.
3.2    Cards, Account Holder Agreements and Program Materials.
a.    Card Design. Company shall be responsible for the design of each Card issued pursuant to a Program and shall submit each such design to Bank for written approval prior to use. Each Card shall identify Bank as the issuer of the Card and shall include such other names, Marks and disclosures as may be required to conform with Program Standards. Unless otherwise required by Program Standards or a Network, additional or alternative Card designs may not be used in the operation of a Program without such mutual agreement.
b.    Account Holder Agreements and Program Materials. The terms and conditions applicable to each Card offered pursuant to a Program shall be set forth in an Account Holder Agreement between Bank and each Account Holder. Company shall be responsible for developing all Account Holder Agreements consistent with any templates provided by Bank and shall present each such Account Holder Agreement to Bank for written approval prior to use. All charges and fees applicable to a Program shall be fully and completely disclosed in the Account Holder Agreement; provided, however, that the terms and conditions applicable to Additional Products may in some cases be disclosed in a separate agreement related to such Additional Products or in a supplement to the Account Holder Agreement, if approved in advance by Bank. Except as otherwise expressly provided herein, the Parties shall mutually develop all other Program Materials for the Programs. Bank shall (i) be contracting party under all Account Holder Agreements, (ii) enter into an Account Holder Agreement with each Account Holder, and (iii) be identified as the issuer of the Card in each Account Holder Agreement and all Program Materials, using such names or Marks as may be required by Bank or Applicable Law.
i.    Accounts are issued and held by Bank. Bank agrees that Company will maintain a separate relationship with the Account Holder and may provide non-Program services to Account Holder through such separate relationship. The Parties acknowledge and agree that all Account Holder Agreements and other Program Materials shall be subject to Bank’s prior review and written approval and may not be used without such approval.
3.3    Program Modifications. Company may suggest changes to a Program or the Account Holder Agreements, Program Materials, or Program Due Diligence Form at any time, subject to the prior written approval of Bank. Bank agrees to consider such suggested changes in good faith and shall provide Company with commercially reasonable cooperation and assistance with any Bank approved changes. Unless otherwise agreed by the parties, Company shall be responsible for all costs associated with any such changes suggested by Company and approved by Bank. Changes to a Program or the Account Holder Agreements, Program Materials, or Program Due Diligence Form, including a determination that certain Program Materials are no longer authorized, may be made by Bank upon one-hundred and twenty (120) calendar days’ written notice to Company, describing any reason(s) for Bank’s change or determination, provided, however, that such notice shall not be required if such change (i) is appropriate to respond to any Criticism from a Regulatory Authority, (ii) is necessary in order to cause the Program to remain in compliance with Program Standards, or (iii) is necessary to alleviate safety and soundness concerns or manage risk for the Bank in connection with the Program and providing one hundred and twenty (120) days’ prior notice is not feasible, in which case Bank shall provide notice as soon as commercially practicable. Bank shall take commercially reasonable steps to prevent undue expense, loss, or any other disruption or interference with a Program for Company when changing any Account Holder Agreements, Program Materials that are already in production. Unless otherwise mutually agreed upon by the Parties, upon Company’s receipt of written notice from Bank of any such changes to a Program or the Account Holder Agreements, Program Materials, or Program Due Diligence Forms, Company shall implement such changes as soon as commercially practicable but in no event later than one-hundred and twenty (120) calendar days from Company’s receipt of notice of such change or determination (or such shorter period required by Program Standards or a Regulatory Authority). The Parties shall work together reasonably and in good faith, taking into account any legally-

binding effective date with respect to any change in Program Standards and the legal, compliance and reputation risks to the Parties, to implement the modification and/or terminate the affected Program(s) in the manner and time period specified by Bank. Bank may seek specific performance under this Section 3.3. Company shall bear all reasonable costs related to any changes requested by Bank pursuant to the circumstances set forth in clauses (i), (ii) or (iii) of this Section 3.3.
3.4    Termination of Cards. Company acknowledges that the Accounts are issued and held by Bank and Cards are the property of Bank, and shall be subject to cancellation at any time by Bank, in accordance with this Agreement, the Account Holder Agreement or as required by Program Standards, or, on a case-by-case basis, where the Bank believes reasonably and in good faith that a Person is using the Card for fraudulent or illegal purposes. Company may have independent reasons to suggest suspension or cancellation of an Account or Card by Bank. Upon receipt of such notice from Bank or upon termination of this Agreement for any reason, Company shall, at its sole expense (i) immediately return such cancelled Cards in its possession or under its control to Bank, and (ii) notify any other party or agent of Company, including any Third Party Service Providers and to return all such cancelled Cards in their possession to Bank, or (iii) provide written certification of destruction of any unused Cards, under dual control, by a third party approved by the Bank all in keeping with the Network Rules pertaining to the shipping and destruction of Cards.
3.5    Relationship Managers. Each Party shall designate one of its employees as a “Relationship Manager.” Each Relationship Manager shall serve as the single point of contact for Company or Bank, as applicable, with respect to the Programs and have day-to-day authority for undertaking to confirm that Company or Bank, as applicable, fulfills its obligations hereunder in a timely manner, including the authority to commit Company or Bank resources, as applicable. The Relationship Manager for each Party shall be responsible for ensuring that all proposed products and services, Program Materials, and Program changes, are promptly reviewed and approved (or, if not approved, declined with notice detailing the reasons why) in accordance with this Agreement. Company or Bank may determine that there shall be more than one Relationship Manager as the number of products and services marketed by Company on behalf of Bank increase. Each Party shall endeavor to provide stability and continuity in the Relationship Manager position. Each Party shall have appointed its initial Relationship Manager no later than the Effective Date. If either Party expresses concerns over the performance of the other Party’s Relationship Manager, such Party shall act appropriately to address such concerns, subject to Program Standards as well as the Party’s applicable policies and procedures. In addition to the Bank’s Relationship Manager, within 60 days of the Effective Date of this Agreement and for the duration of the Term of this Agreement, Bank shall devote a full-time Bank employee fully to compliance and risk matters related to the Program. Such dedicated Bank employee will spend a reasonable period of time on-site with Company at Company’s offices and will be a primary point of contact for Company for all Bank approvals under this Agreement, including all compliance matters and applicable feedback and approvals required by the Program SLAs. Bank shall ensure that such Bank employee has (i) relevant prior experience in financial services and fintech partnerships, and (ii) appropriate authority to reasonably address, escalate, and approve matters under the Agreement, including feedback and approvals required by the Program SLAs.
3.6    Weekly Meetings and Quarterly Business Reviews. Bank agrees to conduct weekly meetings and quarterly executive business reviews to assess the status of key initiatives under the Program. Weekly meetings shall be attended by the “Bank Relationship Manager,” to be appointed by Bank and who shall serve as the single point of contact for Bank with respect to the Programs and have day-to-day authority for undertaking to confirm that Bank fulfills its obligations hereunder in a timely manner, including the authority to commit Bank resources. Quarterly executive business reviews shall be attended by Bank’s Senior Vice Presidents of all relevant business units and CEO.
ARTICLE 4:
ESTABLISHMENT OF ACCOUNTS
4.1    Program Accounts. Bank or Company, as applicable, shall open such accounts as are necessary to support the Programs in accordance with the terms attached hereto as Exhibit C.
ARTICLE 5:
PROGRAM COMPLIANCE
5.1    Compliance with Program Standards. Company acknowledges and agrees that it shall comply with Program Standards, the Program Due Diligence Form and the Program Materials in the performance of its obligations under this Agreement. Company agrees that it shall contractually obligate its Third Party Service Providers to comply with Program Standards in the performance of any services provided in connection with the Program.
5.2    Operating Policies and Procedures. Company shall develop written policies and procedures associated with fulfilling its responsibilities and obligations contained herein and required by Program Standards.
5.3    BSA/AML/OFAC Compliance.
a.    Company’s Risk Program. Company shall implement a comprehensive customer identification, AML transaction monitoring, and OFAC program appropriate for the nature and scope of the Program and as approved by the Bank from time to time (the “Risk Program”) designed specifically to address the BSA/AML/OFAC risks associated with each Program. Company shall maintain the Risk Program, and such other compliance measures, including a system of internal controls, to ensure (i) ongoing activities in support of the Bank in Bank’s BSA/AML/OFAC Requirements, (ii) independent testing of the Risk Program (which shall include, but not solely rely upon, testing conducted by Bank during reviews of the Risk Program), and (iii) the designation of an individual or individuals responsible for coordinating and monitoring the Risk Program and periodic training of appropriate personnel. Company and Bank shall coordinate and conduct reviews of the Risk Program and any other relevant guidelines of Company as it relates to the Programs at least annually, and more frequently when new enforcement trends, regulatory guidance, or changes to Program Standards require or indicate that such reviews are advisable in Bank’s reasonable determination.
b.    Bank BSA/AML/OFAC Requirements. Company’s Risk Program shall comply with the Bank’s requirements set forth below in this Section 5.3(b) (“Bank BSA/AML/OFAC Requirements”), as the same may be amended from time to time by Bank upon reasonable cooperation of the Parties and, to the extent commercially practicable, reasonable prior notice to Company.
i.    prior to Activation, with respect to Programs that establish an ongoing relationship with an Account Holder or allow for re-Deposits or cash withdrawals, Company shall obtain, record and verify customer identification information regarding each such Account Holder in accordance with Program Standards, and shall be responsible for ensuring that each such Account Holder meets Bank’s Customer Identification Program as required by Program Standards and the Bank BSA/AML/OFAC Requirements;
ii.    Company shall comply with all OFAC regulations, including, but not limited to: (A) ensuring that all Account Holders are screened against the OFAC list of Specially Designated Nationals and Blocked Persons prior to activation of a Card and periodically thereafter as required by Program Standards through a screening system implemented to comply with OFAC regulations and any other Bank BSA/AML/OFAC Requirements, (B) rejecting any Applicant whose name and other identifiable data matches a name and such other data on such list and notify Bank thereof; and (C) complying with all OFAC and Bank directives, to the extent that such Bank directives are communicated to Company reasonably in advance, unless otherwise required by Program Standards, regarding the prohibition or rejection of unlicensed trade and financial transactions with OFAC specified countries, entities and individuals;
iii.    Company shall monitor the usage of products and services offered under each Program to track, review and report any potentially unusual activity in accordance with Program Standards and these Bank BSA/AML/OFAC Requirements, including, but not limited to, all obligations to report such potentially unusual activity to Bank in accordance with applicable timeframes contained within the Bank BSA/AML/OFAC Requirements, or take such other actions as shall be requested from time to time by Bank.
iv.    Upon receipt of a government information request forwarded by Bank to Company, Company shall (A) compare the names, addresses, and social security numbers on such government list provided by Bank with the names, addresses, and social security numbers of Account Holders of Cards issued by Bank within the prior twelve (12) months, and (B) within five (5) Business Days of receipt of such an information request, deliver to Bank a certification of completion of such a records search, which shall indicate whether Company located a name, address, or social security number match and, if so, provide for any such match: the name of the Account Holder, the Account Holder Account number identifying the Account Holder’s Card, and the Account Holder’s social security number, date of birth, address, or other similar identifying information provided by the Account Holder, to assist Bank in its compliance with Section 314(a) of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 1010.520); and
v.    Company shall provide to Bank electronic copies of the information retained pursuant to this Section 5.4 as mutually agreed to by the Parties, no later than five (5) days following receipt of the request, or within a shorter period of time if required by a Regulatory Authority or Program Standards.
c.    To the extent any of Company’s obligations under this Section 5.4 are performed by a third party, such third party shall be considered a Critical Service Provider. The record keeping requirements of this Section 5.4 shall survive the expiration or earlier termination of this Agreement until termination by their respective terms (if any).
5.4    Disclosure of Key Account Terms. Company understands that the fees and substantive terms associated with a Card should be readily available for review by any Person inquiring about a Card. Company shall take commercially reasonable steps to ensure that prospective Account Holders have an opportunity to review the Account Holder Agreement if they desire to do so prior to submitting an application for a Card. Company shall also ensure that customer service representatives and Company staff are knowledgeable of the fees and substantive terms of each Program. Company shall further ensure that the Account Holder Agreement is available on any website administered by Company or a Critical Service Provider to support a Program.
5.5    Privacy Notices. Company shall be responsible for providing Bank’s Privacy Notice to each Account Holder at Company’s expense in accordance with Program Standards. In addition, Company is responsible for preparing and delivering, at its expense, any Privacy Notice that Company is separately required to provide to Persons under Program Standards. Company may choose to support the technological and disclosure requirements necessary to permit the electronic delivery of disclosures consistent with Program Standards, subject to Bank’s prior written approval.
5.6    Identify Theft Prevention Program (“IDTP”). Company shall develop and implement an IDTP designed to detect, prevent, and mitigate identity theft in connection with the

Programs. The IDTP shall be designed to comply with the provisions of 12 CFR 41.90-41.91 as well as the Interagency Guidelines on Identity Theft Detection, Prevention, and Mitigation set forth at Appendix J to 12 CFR Part 41. Company shall submit the proposed IDTP to Bank for its prior review and approval.
5.7    Unlawful Gambling. Company shall adopt policies and procedures to reasonably identify and block Transactions related to participation of an Account Holder in illegal internet gambling as provided by the Unlawful Internet Gambling Enforcement Act of 2006 and Regulation GG.
5.8    Regulation E Compliance (12 C.F.R. 1005). Company shall adopt policies and procedures to ensure that the Program(s) comply with the Electronic Funds Transfer Act and Regulation E, to the extent applicable to the Cards and Account Holder Accounts established in connection with such Program(s).
5.9    Criticisms, Complaints and Legal Actions.
a.    Receipt of Criticism. In the event that a Party receives criticism or complaint in a Regulatory Communication or report of examination or in a related document or specific oral communication from, or is subject to formal or informal supervisory action by, or enters into an agreement with any Regulatory Authority or any Network with respect to any matter whatsoever relating to (including omissions therefrom) the Programs (any such event a “Criticism”), such Party, as applicable, shall advise the other Party in writing of the Criticism received within five (5) Business Days of receipt and share with the other Party relevant portions of any written documentation, or for oral communications, provide a detailed summary in writing, received from the relevant Regulatory Authority or Network, as applicable, to the extent not specifically prohibited by Applicable Law or the Regulatory Authority or Network. Following receipt of such Criticism, the Parties shall in good faith consult as to the appropriate action to be taken to address such Criticism. Company shall take all actions deemed necessary by Bank, in its commercially reasonable discretion, to address the Criticism in the manner and time period specified by the Bank. In the event the Criticism relates to the Programs and any such Criticism requires a written response to any Regulatory Authority with jurisdiction over Bank, Bank shall have final approval over the form and content of such response to the extent that such response relates to the Programs and after consulting in good faith with Company. Bank may seek specific performance under this Section 5.10. In the event the Criticism is directed only to Company or is from a Regulatory Authority with jurisdiction over Company, Company shall have final approval over the form and content of any response required to any Regulatory Authority after consulting in good faith with Bank to the extent permitted under Applicable Law.
b.    Complaints and Resolution.
i.    All complaints received by a Party from an Account Holder relating to a Card or its use (“Account Holder Complaint”) that are material shall be promptly (i) reported to the other Party, and (ii) promptly addressed and resolved by Company in accordance with Program Standards and Company’s complaint procedures; which procedures must be approved in advance by Bank.
ii.    Upon request, Company agrees to promptly advise Bank of the results of any investigation relating to an Account Holder Complaint and provide an audit trail of information pertinent to the matter, all within any timeframes required by Program Standards, but in no event later than ten (10) Business Days after notice of the Account Holder Complaint. The audit trail of information shall be sufficiently detailed to allow Bank to fully respond to a Regulatory Authority if such Regulatory Authority inquires about an Account Holder Complaint.
iii.    Each Party shall provide the other Party with notice and copies of any Executive Complaint within two (2) Business Days of receipt of such Executive Complaint. The recipient of such Executive Complaint shall promptly investigate each Executive Complaint and any similar complaints received by a Party that are forwarded to the other Party and propose an appropriate response. Company and Bank shall jointly approve the final responses for all Executive Complaints.
c.    Legal Actions and Requests. Each Party shall promptly notify the other Party of any legal action brought or threatened by a third party that may have a material effect on the Program(s). Each Party shall further provide the other Party with prompt notice and copies of all subpoenas, levies, garnishments or other legal requests received by the Party which require the assistance of the other Party in order to provide an accurate response, or which otherwise have a material effect on the Program(s), whether from a governmental authority, Regulatory Authority, private attorney, court or otherwise, relating to an Account Holder, a Card, a Program or this Agreement (“Legal Documents”); provided, however, and notwithstanding the foregoing, Bank shall be responsible for evaluation and handling of any subpoenas regarding an Account Holder, levies, garnishments, and government holds and transfers relating to an Account Holder. Company shall cooperate with Bank regarding execution of any levies, garnishments, and government holds and transfers to an Account Holder. Either Party shall provide any assistance reasonably requested by the other Party in order to timely meet the response deadline of any Legal Document.
d.    Records of Program Complaints and Responses. Company shall catalog and maintain copies of all Criticisms, Regulatory Communications, Legal Documents, Executive Complaints and Account Holder Complaints received by Company (collectively, “Complaints”), and responses thereto for the period required by Program Standards or such longer period as specified by Bank in a written notice to Company. Company shall provide Bank with a summary of all Complaints in the form and manner determined by or acceptable to Bank (each, a “Complaint Summary”). Bank (i) shall have access at all times to pending and closed

Complaints and responses, and (ii) in Bank’s sole discretion, may audit a reasonable number of such Complaints.
5.10    Company State and Federal Licensing and Registration Requirements. Where required by Program Standards, Company shall obtain and maintain, and shall contractually require each Third Party Service Provider to obtain and maintain, all licenses, registrations, permits and approvals necessary to perform their respective obligations in connection with the Programs in compliance with Program Standards, including without limitation any state money transmitter licenses. In addition, Company shall, and shall ensure that each Third Party Service Provider shall register as a money services business (MSB) as and to the extent required by federal law.
5.11    FDIC Insurance Coverage. Bank shall afford Account Holder Funds held in Activity Account, Funding Accounts, and Savings Accounts with the benefits of pass-through federal deposit insurance coverage at the individual Account Holder level to the extent available under the Federal Deposit Insurance Corporation regulations, including taking reasonable steps to maintain the Bank’s books and records in a manner that reflects that the Activity Account, Funding Accounts, and Savings Accounts and the Account Holder Funds contained therein are held in a fiduciary capacity on behalf of the relevant Account Holders. Company shall maintain books and records of Account Holders and DDA Balances so as to permit the DDA Balances on deposit at Bank to qualify for federal deposit insurance coverage.
5.12    Network Membership/Registration. Bank shall (i) remain a member in good standing in the Networks associated with the Programs marketed by Company on behalf of Bank, (ii) provide such BINs and similar identifiers necessary in conjunction with such products and services, (iii) register Company with the Network(s) as a third-party provider (e.g., an Independent Sales Organization with Visa or as a Member Service Provider with MasterCard), (iv) timely pay all normal fees, dues and assessments associated with its membership, and (v) abide in all materials respects with the Network Rules. Company shall execute and provide Bank with all documentation as may be necessary for such registrations and any renewals thereof, and shall be responsible for all initial registration fees, renewal fees and any assessments related to Company’s registration with such Network(s). Company shall maintain its registration with the applicable Network and fully comply with the terms of any documents and agreements executed therewith. Company shall deliver to Bank, within five (5) Business Days of receipt, a copy of all notices or correspondence received from the Networks relating to the Programs marketed by Company on behalf of Bank.
5.13    Network Obligations. Company shall take all actions as may be required by any Network in order to maintain Company’s operations in accordance with Program Standards in connection with the Programs, as may be notified from time to time by such Networks. Additionally, Company shall be responsible for all fees, charges, fines, penalties or other costs assessed from time to time by any Network in connection with any Program related to Company’s acts or omissions or the acts or omissions of Company’s employees, representatives, agents or Critical Service Providers, and, if such fees, charges, fines, penalties or other costs are paid by Bank, then Company shall reimburse Bank for all such amounts.

ARTICLE 6:
COMPANY RESPONSIBILITIES AND OBLIGATIONS
6.1    Program Management Services. Except as otherwise set forth herein, Company shall develop and market the Programs, market, sell and distribute Cards and Additional Products on behalf of Bank as set forth herein or otherwise mutually agreed upon by the Parties from time to time, and perform all services that are necessary or appropriate to support and successfully operate the Programs in accordance with the terms of this Agreement and Program Standards, including, but not limited to, those services specifically described in Exhibit B and otherwise described in this Agreement (collectively, the “Services”).
6.2    Program Due Diligence Form. Company will complete a Program Due Diligence Form for each Program proposed to be offered under this Agreement and will submit such Program Due Diligence Form in advance to Bank for Bank’s prior written approval. Company shall ensure that each Program is offered in accordance with the Program Due Diligence Form approved by the Bank, as may be amended from time to time pursuant to Section 3.3.
6.3    Other Products and Services. During the Term and subject to the terms and conditions of this Agreement and Program Standards, Company may also offer to Account Holders other financial or non-financial products or services. Company shall be responsible for due diligence of any third parties and shall ensure that any other products or services offered by Company comply with Program Standards. Bank agrees to work with Company to establish a set of guidelines, pursuant to Section 6.4, which may be revoked at any time, in Bank’s sole discretion, if Bank determines that such operation may violate Safety and Soundness Standards or Applicable Law, under which Company can promote products and services offered by third parties without requiring explicit approval of each third party by Bank, and to the extent Bank approval is required under this set of guidelines, Bank agrees to provide a reasonable response within the timeframes agreed to by the Parties under the Program SLAs, but in any case or to any extent not covered by the Program SLAs, within fourteen (14) business days; provided, however, the Parties agree that Bank’s failure to meet such obligations shall result only in the penalties set forth in Section 6.4, and shall not be a breach of this Agreement that is cause for termination under Article 15.
a.    In the event such new products and services that may be integrated into the accounts offered under the programs (i.e. rewards or micro-overdraft) Company shall obtain Banks prior written approval that shall not be unreasonably withheld, such decision would be rendered within fourteen (14) business days.
b.    Notwithstanding the foregoing, if Bank receives Complaints from its regulators or Account Holders regarding such products or services offered by Company, Bank, where permitted, will so notify Company in writing. Company shall promptly modify such products and services or terminate such products or services in order to resolve such Complaints. Additional Products may be offered, upon the prior written consent of Bank, under the Programs in accordance with the provisions of Section 3.2. The Programs shall be implemented by Bank issuing Cards (and offering other products and services) pursuant to the terms of this Agreement.

6.4    Development and Marketing of Programs.
a.    Company, at its sole expense, shall develop, promote and market the Programs to prospective Account Holders in accordance with the Bank’s instructions, Program Standards, and the terms of this Agreement. Company shall be responsible for ensuring that all Program Materials are in compliance with Program Standards and approved by Bank in accordance with any guidelines mutually agreed to by Bank and Company and as set forth herein. Bank and Company agree to work together in good faith to create a set of preapproved product concept and marketing guidelines to enable Company to rapidly deploy Marketing Materials and Program Materials and Bank shall not intentionally delay or unreasonably withhold its review and approval of proposed Program Materials where such review is required. Bank and Company shall further adhere to mutually agreed timelines for the submission and review of Program Materials (the “Program SLAs”), which shall, at minimum, set out (i) categories of materials that require Bank’s prior review (such as Complex, Standard, and Simple categories) and those that do not (such as categories for FYI and for materials that are self-certified by Company via log-and-audit), (ii) applicable timelines, based on category, to be adhered to by Bank and Company during any applicable review, and (iii) any associated penalties for a Party’s failure to meet such timelines, including a [***] penalty applied as a credit or fee, as applicable, if either Party fails to meet at least [***] of such timelines over a calendar quarter; provided, however, that no such penalties will apply during the [***] of the Effective Date of this Agreement. The Program SLAs will be separately agreed to and managed by the Parties and may be amended by mutual agreement of the Parties from time to time. For the avoidance of doubt, each Party agrees that the other Party’s failure to meet such obligations shall result only in the penalties set forth in this section, and shall not be a breach of this Agreement that is cause for termination under Article 15. Bank and Company further agree to work together to create a standard template to be used by the Parties for submission and feedback for review. In submitting materials for Bank approval subject to the Program SLAs, Company shall include a detailed description of its request, including any resulting changes to existing approved Program Materials. If, upon Bank’s review, Bank does not approve of a submission by company, Bank will provide Company with detailed feedback describing its reasons for not approving, including any adjustments by Company required to approve of the submission. Bank shall not intentionally delay or unreasonably withhold its review and approval of proposed Program Materials. It is expressly understood that Bank’s review and approval of any proposed Program Materials shall be for Bank’s independent compliance purposes, and shall not constitute an approval or certification to Company for purposes of Company’s independent obligation to ensure such materials comply with Program Standards and Applicable Law.
b.    Company Certification Program. Bank and Company will work together to establish, consistent with Program Standards and subject to Bank’s prior written approval, an enhanced concept review self-certified log-and-audit guidelines to enable Company to rapidly deploy new qualifying Program materials, modifications, and enhancements, including, without limitation, Program Materials, Marketing Campaigns, Account messages, and user experience enhancements, without Bank’s prior review and approval in accordance with the Company’s [***] plan or similar business roadmap for future products provided by Company to Bank, as well as the mutually agreed terms of such guidelines (the “Certification Program”). Bank and

Company agree to work together in good faith to establish qualification criteria for Company’s participation in the enhanced Certification Program within [***] of the Effective Date of this Agreement, provided that such criteria, consistent with Bank’s oversight of the Programs, will be (i) approved by Bank prior to Company’s participation, such approval not to be unreasonably withheld, and (ii) designed to meet Bank’s published policies and procedures and Applicable Law. To the extent that Company meets the qualification criteria to participate in the Certification Program, and the action by Company to be pursued within the Certification Program is consistent with the Company’s [***] plan or similar business roadmap for future products previously provided by Company to Bank, and Company’s participation is not deemed by Bank to violate Safety and Soundness Standards or Applicable Law, Bank shall not unreasonably decline or restrict Company’s participation. Bank may revoke the Certification Program at any time, in Bank’s sole discretion, if Bank determines that such operation may violate Safety and Soundness Standards or Applicable Law.
6.5    Delivery of Cards and Account Holder Agreements. Except as otherwise set forth herein or agreed upon by the Parties, Company, at its sole expense, shall be responsible for producing and distributing to Account Holders, as directed by Bank, the following: (i) a Card carrier containing a Card, Account Holder Agreement and any other Bank-approved Program Materials, (ii) any disclosures required by Program Standards, (iii) any amendments to the Account Holder Agreement or disclosures that are requested by Company and approved by Bank, and (iv) any amendments to the Account Holder Agreement or disclosures that Bank, in its sole discretion, determines are required by Program Standards. Company may choose to support the technological and disclosure requirements necessary to permit the electronic delivery of disclosures upon Account Holder consent consistent with Program Standards, subject to Bank’s prior written approval.
6.6    Card Inventory. Company shall be responsible, at its sole cost and expense, for producing, ordering, embossing, encoding, safeguarding, and otherwise preparing for use an inventory of Cards sufficient to meet Company’s forecasted Card sales for each Program.
6.7    Account Holder Customer Service.
a.    Company shall be responsible, at its sole cost and expense, for carrying out all Program Standards, including customer service operations including, but not limited to: (i) establishing and maintaining a mobile application and internet website that performs customer service functions required by Program Standards or otherwise mutually agreed upon by the Parties; and (ii) administering and maintaining a dedicated toll free phone number, which number shall be printed on the Account Holder Agreements, for providing live agent and interactive voice response customer service, which customer service shall be available [***] unless otherwise agreed upon by the Parties. To the extent that the Cards can be registered by Account Holders, at a minimum Company shall maintain or cause to be maintained a toll free number accessing an interactive voice response unit and a Chime-hosted mobile application or internet website which shall be available [***] for Account Holders to request balance information and a written history of all Transactions relating to the Account Holder’s Account within at least the [***] preceding the date of the Account Holder’s request or such other time period required by Applicable Law. Additionally, Company shall maintain or cause to be maintained a mobile application, internet website or other electronic means to make available to Account Holders an electronic history of all Transactions within at least the [***] preceding the date of the Account Holder’s request or such other time period required by Program Standards.
b.    Company shall ensure that its Account Holder customer service activities are conducted by trained personnel using a commercially reasonable standard of care consistent with industry best practices and any SLAs set forth in this Agreement.
c.    Company may not engage a third party service provider in connection with the performance of any customer service activities without Bank’s prior approval. To the extent Company engages a Critical Service Provider in connection with the performance of any customer service activities related to the Programs, Company agrees that such service provider shall be subject to the SLAs, monitoring and reporting obligations as set forth herein and such engagement shall not absolve Company of its obligations hereunder.
d.    Company specifically acknowledges and agrees that all customer service provided to Account Holders in connection with any Program, whether provided by Company or through a third-party service provider, shall comply with Program Standards, including but not limited to Section 5 of the Federal Trade Commission Act and the EFTA.
e.    Company agrees that Bank, at Company’s cost and expense pursuant to Section 14.2, or any Regulatory Authority may, subject to Applicable Law and the terms of the Account Holder Agreements, monitor Company’s customer service practices through onsite monitoring, random call sampling, mystery calls, or such other reasonable means as Bank or a Regulatory Authority may require to ensure integrity of the Program. Company agrees to provide Bank with reports and randomly selected recordings of its customer service activities in such frequency and format as Bank may reasonably request.
f.    Company shall cooperate with Bank in the resolution of all consumer or Account Holder complaints as outlined in Section 5.10. Company shall further cooperate with Bank in assessing and evaluating the frequency, nature or underlying causes for any consumer complaints or inquiries through the evaluation of the Program Materials and other Program Records Bank may reasonably request.
g.    At Bank’s request, Company shall, at its expense, conduct Account Holder surveys in a manner mutually agreed upon by the Parties to assess Account Holder satisfaction. Such surveys shall be developed jointly by Bank and Company, and Company shall share the results of all such surveys with Bank.
6.8    Company Employees. Company shall be responsible for the conduct and active monitoring and training of its employees, sales representatives, sales offices and agents with respect to all aspects of Company’s performance under this Agreement and the Programs, including without limitation their respective compliance with this Agreement and Program Standards.
a.    Background Checks and Employee Responsibility. Without limiting the foregoing, Company shall (i) conduct background checks on each of its employees engaged in providing the Services on Company’s behalf, and (ii) comply with the provisions of Section 19 of the Federal Deposit Insurance Act, as amended by the Financial institutions Reform, Recovery, and Enforcement Act of 1989 (12 U.S.C. § 1829). Company shall be liable for all actions or failure to act by such employees. Company shall exercise commercially reasonable efforts to promptly rectify any non-compliant activity or other activity that, in Bank’s commercially reasonable discretion, could cause harm to Bank’s reputation or business. In the event an employee or potential employee’s background check does not meet the standards of the Act sited above, Company may consult with Bank to determine if an exception is allowable under the Bank’s “Employment Guidelines” or similar policies or procedures.
b.    Company Training. Company shall provide appropriate training for its officers, employees, agents and representatives with respect to their duties, if any, related to the Program, and shall appropriately supervise all such Persons. Bank shall have the right to (i) periodically review and audit Company’s training program to ensure Company’s compliance with Bank’s training program and (ii) at the request of Bank, monitor and participate in any such training program
6.9    Liability for Shortfalls. Bank will ensure funds deposited in the Accounts are available in accordance with Regulation CC (12 CFR Part 229) and the Bank’s Funds Availability Policy. In the event of Account shortfalls not addressed by the Funds Availability Policy, Company shall be liable to Bank for the amount of such shortfall so long as such shortfall is not due to the improper acts or omissions of Bank. For avoidance of doubt, if any Deposit is credited to an Account Holder’s Account prior to the collection and deposit of an anticipated deposit and such deposit is not received by the anticipated settlement date of such deposit, such event shall constitute a shortfall for purposes of this Agreement and shall be Company’s responsibility for Fraud Monitoring, Recovery and Liability.
a.    Fraud Monitoring. Company shall monitor usage of Program products and services by Account Holders to track, review and report on fraudulent use of Program products and services, and the Parties shall cooperate to reduce fraud. Company also shall adopt such fraud monitoring practices in accordance with standard industry practices and any Program Standards, as such industry practices or Program Standards may change over time. Company shall provide to Bank a summary report of findings from Company’s fraud monitoring upon request.
b.    Fraud Reporting. Company shall provide to Bank, in a manner as mutually agreed to by the parties from time to time information regarding if Company or any of its Critical Service Providers become aware of any attempts by any Person to obtain or use a Card by fraud, including, but not limited to, deposit fraud, provisional credit fraud, unauthorized Card use, under floor limit processing, merchant fraud, Network fraud or fraud committed by an employee of Company or any of its Third Party Service Providers (“Program Fraud”).

c.    Fraud Investigation and Recovery. Company shall cooperate fully with Bank and engage in any commercially reasonable efforts to locate and prosecute the perpetrator of any Program Fraud, and shall bear the costs of such efforts. In the event Bank has reasonable suspicion to believe that Program Fraud is taking place, Bank may in its sole discretion: (i) require Company to halt the sale of Cards and/or Deposits of Cards within a particular Card distribution channel or channels, (ii) block the BIN associated with a specific Program offering or offerings, (iii) freeze or suspend the suspicious Card Transactions, and (iv) freeze or suspend any additional use of the remaining Account Holder Funds on such Cards, to the extent the actions described in clauses (i) through (iv) above are in compliance with Program Standards. Conversely, Bank acknowledges that Company maintains independent customer relationships with Account Holders, and Company may have independent reasons to suggest suspension or cancellation of an Account or Card by Bank. As such, where Company (x) reasonably believes in good faith that an Account Holder may be using the Account and/or Card for fraudulent or illegal purposes; or (y) otherwise intends to suspend or terminate its independent customer relationship with an Account Holder due to actual or suspected fraud or illegal purposes, it shall notify Bank, and Bank and Company shall work together in good faith to resolve such issues.
d.    Liability for Fraud. Company agrees that it shall be responsible for and liable to Bank for all expenses associated with and any losses attributable to Program Fraud, unless such expenses and losses were caused by the gross negligence or willful misconduct of Bank or Bank’s intentional violation of Applicable Law, provided that any such violation of Applicable Law by Bank is not a result of Company’s violation of its obligations under the Program. Company shall reimburse Bank for any losses and expenses associated with Program Fraud within 24 hours of receiving written notice by Bank of such Program Fraud.
6.10    Service Level Agreement (SLA) Standards. Company shall provide all Services contemplated by this Agreement with promptness and diligence and in a professional and workmanlike manner (unless some other time frame or manner is set forth herein, in which case such other time frame or manner shall apply) (“SLAs”). Bank may, but shall not be required to, periodically review and measure Company’s overall performance against the SLAs to ensure consistency with the goals and objectives of this Agreement, and the Parties shall reasonably cooperate to update such SLAs as necessary.
6.11    Financial Statements and Information Requests. Upon Bank’s reasonable request, Company shall, within thirty (30) days of such request, provide Bank with Company’s most recent financial statements, which shall include quarterly or annual audited financial statements to the extent they are available. Such financial statements shall be certified by the independent public accountants of Company and accompanied by an opinion of such independent public accountants to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of Company and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principles as in effect from time to time Company authorizes Bank to obtain from third parties financial and credit information relating to Company as Bank may reasonably require, and Company shall execute any instruments or documents necessary to permit Bank to obtain such information.

6.12    Programs Audits and Examination Cooperation.
a.    Company Audit Plans. Company shall establish and maintain an audit plan for the Programs and its obligations under this Agreement as approved by the audit committee of Company’s Board of Directors. Company, which shall also apply to each Critical Service Provider’s compliance with Program Standards in the performance of their obligations related to the Programs and Critical Service Provider agreements, as applicable. Company shall provide a copy of its audit plans insofar as they relate to the Program to Bank, and shall respond in good faith to address any concerns raised by Bank, including with respect to the frequency, content and scope of the audits. Without limiting the foregoing, Bank may require that Company perform an audit of any specified Critical Service Provider, pursuant to an audit plan and scope acceptable to Bank in its commercially reasonable discretion. Company shall submit a written audit report to Bank in connection with each audit, and provide Bank with any additional information requested with respect to any material issues of concern identified in the audit or by Bank. Company warrants that, as of the date of the submission of each such audit report to Bank that, to the best of Company’s knowledge, such report is true, correct, complete, and not misleading. Upon Company’s determination that any information contained in any such audit report is materially incorrect, incomplete or misleading in any way, Company shall promptly notify Bank of the same.
b.    Audits. Company agrees at its sole cost pursuant to the Pricing Exhibit and Section 14.2, that Bank, its authorized representatives and agents, and any Regulatory Authority or Network (“Bank Auditing Party”) shall have the right, at any time during normal business hours and upon no less than [***] prior written notice, or at any other time required by Applicable Law or by a Regulatory Authority, to inspect, audit, test, review and examine all of Company’s facilities, records, personnel, books, accounts, data, reports, papers and computer records relating to the activities contemplated by this Agreement including, but not limited to, financial records and reports, the Security Program, associated audit reports, summaries of test results or equivalent measures taken by Company and/or any Critical Service Provider to ensure that the Security Programs meet the objectives of the Security Guidelines in accordance with Program Standards and this Agreement and that Company is otherwise in compliance with the terms of this Agreement and Program Standards. Company shall contractually require its Critical Service Providers to make all such facilities, records, personnel, books, accounts, data, reports, papers, and computer records available to the Bank Auditing Party for the purpose of conducting such inspections and audits, and the Bank Auditing Party shall have the right to make copies and abstracts from Company’s or a Critical Service Provider’s books, accounts, data, reports, papers, and computer records directly pertaining to the subject matter of this Agreement.
c.    Corrective Action Plans. Company shall prepare a written response to Bank (a “Response to Audit Letter”) to all criticisms, recommendations, deficiencies, and violations of Program Standards identified in reviews conducted by or on behalf of Bank, any Regulatory Authority or Network (“Audit Findings”). The Response to Audit Letter shall be delivered to Bank within [***] of Company’s receipt of such Audit Findings, unless directed otherwise by a Regulatory Authority or a Network. The Response to Audit Letter shall include, at a minimum, a detailed discussion of the following:
i.    the planned corrective action to address the Audit Findings (“Audit Corrective Action Plan”);
ii.    employee(s) of Company tasked to remedy the Audit Findings;
iii.    remedial actions proposed to be directed to current or past Account Holders negatively impacted by the Audit Findings (provided no such action shall be taken without express written approval from Bank);
iv.    steps to be taken to prevent any recurrence of the Audit Findings;
v.    a specific timeframe, not to exceed [***]. unless otherwise approved by Bank in advance, to implement the Audit Corrective Action Plan (“Corrective Action Plan Deadline”);
vi.    documentation evidencing that the Audit Corrective Action Plan has been implemented;
vii.    if additional time is needed to implement the Audit Corrective Action Plan or deviations from the Audit Corrective Action Plan are necessary, a written request shall be submitted to Bank detailing the extenuating circumstances that necessitate an extension of the Corrective Action Plan Deadline and such extension request shall be subject to the reasonable approval of Bank; and
viii.    identification of any Audit Findings disputed by Company or where corrective action is not possible or necessary, supported by a detailed explanation of Company’s position.
In the event Company fails to remediate any Audit Findings by the Corrective Action Plan Deadline, Bank may, in its reasonable and good faith discretion, assess Company a fee of [***] until such Audit Findings are remediated in accordance with this Section 6.12, which amount may be prorated.
6.13    Recordkeeping and Reporting.
a.    Recordkeeping. Unless otherwise agreed, Company will keep, or cause to be kept, as custodian for Bank, current and accurate records relating to each Program, including, but not limited to: (i) the identity of each Account Holder and the steps taken to verify such identity, if applicable to the Program; (ii) all information received by Company from the Processor in each daily Settlement file; and (iii) other information as may be required by Program Standards (“Program Records”). With respect to each Card, Company shall retain all

Program Records for the time period required by Program Standards, and in any event, for no less than [***] after the termination or expiration of any Card, whichever is later.
b.    Reports and Access to Program Records. Bank shall be provided with access to any Program Records and any other information and documents it reasonably requests from time to time from Company or any Critical Service Provider retained by Company with regard to any activity contemplated by or relating to this Agreement, and such information shall be provided in accordance with Bank’s specifications and requirements, including, but not limited to, the timeframe and format in which such information and documents must be provided. Company shall ensure that it has ready access to all Program Records, including those maintained by its Critical Service Providers, in order to comply with any request from Bank pursuant to this Section 6.13. Specifically, in accordance with the timeframes described in Exhibit D, or upon Bank’s request, Company shall provide Bank with the reports detailed in Exhibit D attached hereto, as may be amended by Bank from time to time based upon new requirements or as requested by Banks Regulatory Authority. Bank and Company agree to work together in the event such reports may require significant processor development.
c.    All Program Records generated by Company and its Critical Service Providers pursuant to this Agreement shall be the property of Bank; provided, however, that nothing contained in this Section 6.13 or elsewhere in this Agreement shall transfer, limit or prohibit the use in any manner of, any information or data independently or otherwise owned or held by Company or its Affiliates, even if such information or data is duplicative of Program Records.
6.14    Taxes. Company shall be solely responsible for the collection and remittance of any sales, use or other taxes applicable to the sale of Cards under this Agreement, if any. Further, Company will, or will cause its Third Party Service Providers, to, accurately and timely calculate, report and pay all sales, use or other taxes applicable to the sale of Cards issued under this Agreement or any Program, and accurately disclose to each Account Holder the amount of such sales, use or other taxes applicable to each Card purchase, if necessary.
6.15    Bankruptcies. If an Account Holder files a petition for relief under 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), or if an involuntary petition under the Bankruptcy Code is commenced against an Account Holder, Company shall, on behalf of Bank pursuant to the process for handling of bankruptcies as agreed by Bank and Company from time to time, administer and manage bankruptcy and bankruptcy-related processes, procedures, filings, and proceedings, including without limitation proofs of claim, proceedings related to the automatic stay or discharge injunction, adversary proceedings, and reporting as may be required for compliance with the Consumer Data Industry Association’s Metro2® format or other applicable laws or rules. Bank appoints Company as its agent for the forgoing purposes, including explicitly, signing and filing proofs of claim. Bank shall promptly forward any documents or notices received by Bank in connection with any bankruptcy. Company shall be responsible for any losses, costs, penalties, fines, and damages related to or arising from any failure by Company to act in accordance with Company’s handling of any bankruptcy and bankruptcy-related processes as mutually agreed by the Parties as set forth herein.

6.16    Additional Company Reporting Obligations. Company will provide the following information to Bank on the reporting cadence set forth below:
a.    In the event that Company’s “available liquidity” (“available liquidity” to include the total of cash and cash equivalents, marketable securities, unencumbered liquidity held at Bank, and undrawn or unused availability under any committed indebtedness (to be included to the extent that Chime shares documentation with Bank, to Bank’s reasonable satisfaction, demonstrating that the facilities continue to be available)) is not equal or greater than [***], then within [***] of the Company’s completion of quarterly financials, no later than [***] after the quarter ends, Company shall notify Bank of Company’s breach of this minimum threshold, and within [***] of Company’s completion of quarterly financials, no later than [***] after the quarter ends, provide Bank with [***] (the “Company Liquidity Plan”), and the Parties will work together in good faith in accordance with such plan. [***], shall be included and described to Bank along with Company’s quarterly financial reporting to Bank under Section 8.8 of this Agreement.
b.    In the event that Company’s “available liquidity” (as defined above) is not equal to or greater than the [***], then Company shall within [***] of the completion of its quarterly financials, and no later than [***] after the quarter ends, notify Bank of Company’s breach of this minimum threshold. If Company is reasonably cooperating with Bank and acting in accordance with the Company Liquidity Plan, Bank and Company shall continue to work together in good faith to continue to facilitate the Company Liquidity Plan until liquidity issues are resolved. If Company does not reasonably act in accordance with the Company Liquidity Plan to raise its “available liquidity” position in coordination with Bank, and provided that Company has not raised its “available liquidity” position such that this Section 6.16(b) is no longer triggered, Bank may exercise its rights and remedies as set forth in Article 15 of this Agreement.
ARTICLE 7:
REPRESENTATIONS AND WARRANTIES OF COMPANY
Company hereby makes the following representations and warranties to Bank during the Term (and the Wind Down Period), each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each day on which Account Holder Accounts are opened, any Transaction records (or modifications thereto) are transmitted, or any action taken by Company, Bank with respect to the Programs:
7.1    Organization and Qualification. Company is duly organized, validly existing and in good standing under the laws of the state of Delaware. Company is duly qualified and in good standing to do business in all jurisdictions where Company conducts activities related to the Programs, except where the failure to so qualify would not have a material adverse effect on Company’s business, or where the failure to so qualify would not have a material adverse effect on Company’s or Bank’s ability to continue operation of the Programs.

7.2    Organizational Authority.
a.    Corporate Power. Company has all necessary organizational power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement.
b.    Authorization. This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Company and is a valid and legally binding agreement of Company duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).
c.    Approvals. No consent, approval, authorization, order, registration or qualification of or with any Regulatory Authority having jurisdiction over Company is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.
d.    No Conflict. The execution and delivery of this Agreement by Company hereunder and the compliance by Company with all provisions of this Agreement shall not: (i) conflict with, result in the breach of, constitute a default under or accelerate, terminate, modify or cancel or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Company is a party or by which it is bound or to which any of its assets is subject, except for such violations, conflicts, breaches, defaults, accelerations, terminations or modifications that would not have a material adverse effect on its ability to fulfill its obligations under this Agreement; or (ii) violate the certificate of organization, limited liability company agreement, or any other organizational document of Company.
7.3    Litigation. There is no pending, nor to the knowledge of Company, threatened, suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against Company or any of its Affiliates or any officer, director or employee which has not been previously disclosed to Bank in writing and which would materially and adversely affect Company’s financial condition or Company’s ability to perform its obligations under this Agreement.
7.4    Licensing. Company has and shall maintain all necessary licenses, permits, approvals, and registrations from all applicable state and federal Regulatory Authorities required to perform its obligations hereunder, including, licensure as a money transmitter and registration with the U.S. Department of the Treasury as a “money services business” under 31 C.F.R. § 1022.380, to the extent such licensure and/or registration is required. Company shall provide Bank with a quarterly update as to any new state money transmitter licenses Company obtains.

7.5    Prohibited Proceedings. Except as otherwise disclosed in writing by such Company to Bank, neither Company nor any Principal of Company has been subject to the following:
a.    felony criminal conviction;
b.    any unpaid Federal or state tax lien that have not been satisfied in full;
c.    administrative or enforcement proceedings commenced within the past three (3) years by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade commission, federal or state Bank regulator or any other state or federal regulatory agency to the extent that, if adversely determined, such proceeding would materially and adversely affect such Party’s financial condition or ability to perform this Agreement; or
d.    restraining order, decree, injunction or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of such Party or any principal thereof.
For purposes of this subparagraph, the word “Principal” shall include any Person directly or indirectly owning ten percent (10%) or more of Company, any officer or director of Company or any Person actively participating in the control of Company’s business.
7.6    Company Marks. Company has the legal right to use and to permit Bank to use, to the extent set forth herein, Company’s Marks.
7.7    Intellectual Property Rights. In the event Company provides any software or hardware to Bank, Company has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.
7.8    Due Diligence Materials. Company has the financial capacity to perform its obligations under this Agreement. Company has delivered to Bank complete and correct copies of its balance sheets and related statements of income and cash flow and such other items that Bank has requested from Company and its Critical Service Providers in connection with its due diligence review of Company (the “Due Diligence Materials”). All Due Diligence Materials furnished to Bank were accurate and complete in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter. Company’s financial statements, subject to any limitation stated therein, which have been furnished to Bank, do fairly present the financial condition of Company, and have been prepared in accordance with (i) the books and records of Company, (ii) generally accepted accounting principles as in effect in the United States at the time of preparation, and (iii) all pronouncements of the Financial Accounting Standards Board.
7.9    Third Party Service Providers. All Third Party Service Providers that, to Company’s knowledge as of the Effective Date, will be acting on behalf of Company in connection with the obligations arising under this Agreement have full power and authority to perform any and all acts necessary to the performance of the obligations each such third party is undertaking, including, but not limited to, all licensing requirements.
ARTICLE 8:
COVENANTS OF COMPANY
Company hereby covenants and agrees with Bank as follows:
8.1    Notices of Changes. Except as such is limited by Applicable Law or the actions or requirements of a Regulatory Authority, Company shall notify Bank as far as reasonably possible in advance of any: (a) change in the name or form of business organization of Company or change in the location of its chief executive office or the location of the office where its records concerning the Programs are kept; or (b) Change of Control of Company. Except as such is limited by Applicable Law or the actions or requirements of a Regulatory Authority, Company shall notify Bank as soon as reasonably possible of any material adverse change in Company’s financial condition or operations. Company shall furnish such additional information with respect to any of the foregoing as Bank may reasonably request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Company and on the Programs.
8.2    Notice of Proceedings. Company shall promptly notify Bank of any action, suit, litigation, proceeding, facts and circumstances, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Company, and the threat of reasonable prospect of same, which (i) relate to a Program or this Agreement, (ii) might give rise to any indemnification obligation pursuant to Article 21 or (iii) might materially and adversely affect Company’s ability to perform its obligations under this Agreement.
8.3    Company Operations. Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and required licenses, and to comply with all requirements of this Agreement. Company shall provide to Bank annually a reasonable, good faith forecast for the following [***] of Company’s total projected sales of Cards and Deposit volumes and shall include in such forecast any publicly announced material changes in its business operations, and proposed acquisitions of other companies and additions of significant network partners, in each case if relating to the Programs.
8.4    Company’s Name. Company shall utilize its business or legal name that is registered with an applicable Network (Company may utilize a “doing business as” if the same is registered with an applicable Network) in all Program-related communications with Third Party Service Providers, Account Holders, consumers and other entities regarding the services provided by Company, whether this communication is verbal or via Company’s website(s), business cards, advertisements, Program Materials or any other form of documentation that Company utilizes to communicate with such Third Party Service Providers, consumers, Account Holders and other entities.
8.5    True and Correct Information. Company covenants that all information furnished by Company to Bank for purposes of or in connection with this Agreement shall be, to the best of

Company’s knowledge, as of the date provided, true and correct in all material respects and does not omit any material fact necessary to make the information so furnished not misleading. Except as disclosed to Bank, there is no fact known to Company (including threatened or pending litigation) that is reasonably likely to materially and adversely affect the financial condition, business, property, or prospects of Company.
8.6    Intellectual Property Rights of Others. Company will obtain or will at all times maintain appropriate licenses with respect to any Intellectual Property affecting any and all aspects of this Agreement. Company shall ensure that the Cards and any Program Materials or other aspects of the Program will not violate any intellectual property rights of any third party and shall be liable for all fees associated with licensing any such intellectual property rights. To the extent Bank deems it necessary to purchase such licenses from a third party in connection with the Cards, Company shall promptly reimburse Bank for such costs upon receive of an invoice from Bank.
8.7    Cooperation. Company covenants that it shall use commercially reasonable efforts to cooperate with Bank in the operation of the Programs and its obligations under this Agreement, including in respect of the settlement of disputes with Account Holders.
8.8    Financial and Due Diligence Reviews. Unless agreed upon otherwise by the Parties, Company shall deliver to Bank (i) as annually, within a reasonable period of time after being made available but in any event not later than ninety (90) days following the end of each fiscal year of Company, a copy of Company’s annual audited financial report or internally prepared documents, balance sheet, income statement and reconciliation of capital of Company and its consolidated subsidiaries for such year, including a consolidated balance sheet and consolidated statement of income and consolidated statement of cash flows and all notes and schedules thereto as of the end of such period, certified by the independent public accountants of Company and accompanied by an opinion of such independent public accountants to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of Company and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principles as in effect from time to time and as consistently applied, insofar as the Company’s Board of Directors requires such independent audited financial statements, (ii) as soon as available but in any event not later than forty-five (45) days following the end of each fiscal quarter of Company, an unaudited consolidated balance sheet of Company and its consolidated subsidiaries as of the end of such fiscal quarter, and an unaudited consolidated statement of income and consolidated statement of cash flows of Company and its consolidated subsidiaries for such period, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer (or person performing similar functions) of Company as having been prepared in accordance with generally accepted accounting principles as in effect from time to time and as consistently applied, and (iii) relevant Program growth forecasts on a cadence mutually agreed by parties. Additionally, unless waived by the Bank, Company agrees to use its commercially reasonable efforts to provide Bank audited or compiled financial statements on any Critical Service Providers, Processors, and any other information Bank may reasonably request and to perform a due diligence review, not less than annually, on Critical Service Providers.

8.9    Third Party Marketing Partners. Bank will work with Company to mutually agree to a set of written guidelines, which may be revoked at any time, in Bank’s sole discretion, if Bank determines that such operation may violate Safety and Soundness Standards or Applicable Law, under which Company can market its products with third parties without requiring explicit approval of each third party pursuant to the rights and obligations described in Section 6.4 of this Agreement and the relevant Program SLAs.
8.10    Ancillary Agreements. Company will comply with and perform its obligations under any ancillary agreement or agreements with Bank or any Critical Service Provider, including but not limited to any Processor, which may be in effect now or in the future in connection with any Program offered pursuant hereto.
ARTICLE 9:
BANK RESPONSIBILITIES
9.1    Bank Responsibilities. In addition to any other obligations of Bank set forth in this Agreement, Bank shall be responsible for issuing Cards; provided, however, that nothing in this Agreement shall be interpreted to require Bank to issue a certain number of Cards and Bank reserves the right to deny a prospective Account Holder’s application for a Card in accordance with Applicable Law, in which case Company agrees to assist Bank in the Account Holder denial process under such guidelines as Bank may establish from time to time;
9.2    Network Approval. Bank shall use its best efforts to assure Company obtains all required Network approvals, as Bank or such Network may require. Company shall be responsible for all costs related to such approval, passed through without markup, including, but not limited to, any costs relating to any Independent Sales Organization or Member Service Provider involved in the Program. It is expressly understood that approval by any Network is a condition precedent to the commencement of any Program.
9.3    Bank Employees and Program Staffing. Bank shall be responsible for the conduct and active monitoring and training of its employees and agents and maintaining appropriate staffing levels with respect to all aspects of Bank’s performance under this Agreement and the Programs, including without limitation their respective compliance with this Agreement and Applicable Law. Bank shall provide Company with information regarding Bank’s staffing of employees with respect to all aspects of the Programs upon Company’s reasonable request.
9.4    Financial Statements and Financial Information Requests. Upon Company’s reasonable request, Bank shall, within thirty (30) days of such request, provide Company with Bank’s most recent financial statements, which may include quarterly or annual audited financial statements to the extent they are available. Such financial statements shall be certified in writing by a duly authorized officer or principal owner of Bank as to the accuracy of the data contained therein and the preparation of such statements in accordance with generally accepted accounting principles. Bank authorizes Company to obtain from third parties financial and credit information relating to Bank as Company may reasonably require, and Bank shall execute any instruments or documents necessary to permit Company to obtain such information.

9.5    Bank Reports. Bank shall provide Company with reports that shall include the following as they relate to the Bank’s operation of the Programs on the reporting cadence set forth below:
a.    Upon Company’s request, key risk, compliance, and fraud metrics in connection with the Program, including, if applicable, summaries of any findings that reasonably relate to or impact the Program resulting from any internal or external audits or compliance reviews, to the extent that Bank is permitted to share such information, and as may be agreed by the Parties from time to time;
b.    Upon Company’s request, the number and nature of Account Holder complaints, customer service calls, and other communications from Account Holders received by Bank in connection with the Program;
c.    Forty-five (45) days advance notice ahead of any material strategic business changes, such as mergers, acquisitions, joint ventures, divestitures, or other business activities that could have a material impact the Bank’s operation of the Program;
d.    Quarterly, any forecasts, financial circumstances or business plans prepared by Bank that impact the Program in any way, including reasonable projections of the Bank’s total assets or related items on the Bank’s balance sheet, provided, however, that Company provides the necessary information required for Bank to generate such forecasts or business plans with regard to the Program, including Program growth forecasts provided pursuant to Section 8.8 herein.
9.6    Escheat. Bank shall remit unclaimed funds to the appropriate jurisdiction as required under Applicable Law. Company shall provide escheat recordkeeping services on Bank’s behalf for the Programs in compliance with all state unclaimed property laws. Company shall be solely liable for any costs and fines related to any challenge by any Regulatory Authority with respect to escheat or unclaimed property laws, regardless of whether such cost is incurred by or such fines are assessed to Bank or Company unless such challenge is related to Bank’s failure to remit to the appropriate jurisdiction any unclaimed funds following the receipt of accurate records from Company. Company shall further be liable to Bank for any amounts claimed by states under unclaimed property laws that represent expired Account Holder Funds or Corporate Funds that have been retained by Company or any Distributors or agents of Company.
ARTICLE 10:
REPRESENTATIONS AND WARRANTIES OF BANK
Bank hereby makes the following representations and warranties to Company during the Term (and the Wind Down Period), each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each day on which Accounts are opened, any Transaction records (or modifications thereto) are transmitted, or any action taken by Bank or Company with respect to the Programs:
10.1    Organization and Qualification. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for it to carry out its obligations under this Agreement, except where the failure to so qualify would not have a material adverse effect on Bank’s business, or where the failure to so qualify would not have a material adverse effect on Company’s or Bank’s ability to continue operation of the Programs. Bank is (i) a member in good standing with each Network necessary to the operation of the Programs, and (ii) is in good standing with each Regulatory Authority with jurisdiction over it, including the Federal Deposit Insurance Corporation.
10.2    Corporate Authority.
a.    Corporate Power. Bank has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement.
b.    Authorization. This Agreement has been duly authorized by all necessary proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).
c.    Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or Regulatory Authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.
d.    No Conflicts. The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement shall not: (i) conflict with, result in the breach of, constitute a default under or accelerate, terminate, modify or cancel or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Bank is a party or by which it is bound or to which any of its assets is subject, except for such violations, conflicts, breaches, defaults, accelerations, terminations or modifications that would not have a material adverse effect on its ability to fulfill its obligations under this Agreement; or (ii) violate the charter, bylaws, or any other equivalent organizational document of Bank.
10.3    Litigation. There is no pending, nor to the knowledge of Bank, threatened, suit, action, arbitration or other litigation proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against Bank which has not been previously disclosed to Company in writing and which would materially and adversely affect Bank’s financial condition or Bank’s ability to perform its obligations under this Agreement.

10.4    Bank Marks. Bank has the legal right to use and to permit Company to use, to the extent set forth herein, the Bank Marks.
10.5    Intellectual Property Rights. In the event Bank provides any software or hardware to Company, Bank has the legal right to such software or hardware and the right to permit Company to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.
ARTICLE 11:
COVENANTS OF BANK
Bank hereby covenants and agrees with Company as follows:
11.1    Notices of Changes. Unless such notice is prohibited by Applicable Law or the actions or requirements of a Regulatory Authority, Bank shall notify Company as far as reasonably possible in advance of any: (a) change in the name or form of business organization of Bank or change in the location of its chief executive office; or (b) any material adverse change in Bank’s financial condition or operations that might materially and adversely affect Bank’s ability to perform its obligations under this Agreement.
11.2    Notice of Proceedings. Unless such notice is prohibited by Applicable Law or the actions or requirements of a Regulatory Authority, Bank shall promptly notify Company of any action, suit, litigation, proceeding, facts and circumstances, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Bank, and the threat of reasonable prospect of same, which (i) relate to a Program or this Agreement, (ii) might give rise to any indemnification obligation pursuant to Article 21 or (iii) might materially and adversely affect Bank’s ability to perform its obligations under this Agreement.
11.3    Bank’s Business. Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all requirements of this Agreement. Bank shall use reasonable efforts to (i) maintain sufficient capital to support its deposits and assets and (ii) remain a well-capitalized institution, as defined under the prompt corrective actions provisions of the Federal Deposit Insurance Act, 12 U.S.C. § 1831o and 12 C.F.R. Part 6.
11.4    True and Correct Information. Bank covenants that all information furnished by Bank to Company for purposes of or in connection with this Agreement shall be, to the best of Bank’s knowledge, as of the date provided, true and correct in all material respects and does not omit any material fact necessary to make the information so furnished not misleading. Except as disclosed to Company, there is no fact known to Bank (including threatened or pending litigation) that is reasonably likely to materially and adversely affect the financial condition, business, property, or prospects of Bank.
11.5    Migrated Accounts. Bank agrees that Company is not obligated to rerun KYC and other ID verification procedures for Account Holders who previously successfully enrolled in an Account at Company’s alternative Bank provider.

11.6    Dedicated and Exclusive BINs. Bank shall maintain a dedicated and exclusive bank routing and transit number available for all Accounts, (specific routing number to be agreed by the Parties), and dedicated and exclusive Card BINs for the Program and its underlying Accounts (existing and new). Bank shall provide a Card BIN and/ or BIN ranges to allow Card issuance on behalf of the Program and shall issue cards attached to the Accounts in connection with the Program. Recognizing that existing Accounts, as of the date of this Agreement, may be currently utilizing other, not dedicated, and non-exclusive bank routing numbers, Company may elect to continue to utilize such other bank routing numbers for such Accounts or to transition new and/or existing Accounts to the dedicated and exclusive routing number, at Company’s option. Upon the termination or expiration of this Agreement, if Bank agrees to transition one or more Programs to a Successor Bank pursuant to Article 15, then Bank shall transfer the dedicated and exclusive routing and transit number, and the dedicated and exclusive Card BIN for the Program and its underlying Accounts to the Successor Bank during the Wind-Down Period pursuant to this Agreement.
ARTICLE 12:
THIRD PARTY SERVICE PROVIDER AGREEMENTS
12.1    Third Party Service Provider Agreements and Approval of Critical Service Providers.
a.    General. Company may from time to time enter into written agreements with one or more third parties to provide Services on Company’s behalf in connection with this Agreement (each a “Third Party Service Provider”). Third Party Service Provider shall not provide Critical Services for the Programs (each a “Critical Service Provider”) unless approved by Bank, nor shall Company permit or direct a Critical Service Provider, including a Processor, to integrate or communicate with any other third party regarding the Program(s) without Bank’s prior written approval, not to be unreasonably withheld. Upon Company’s request to approve a Critical Service Provider, Bank shall provide Company with its written approval or non-approval within [***] of Company’s request. In the event that Bank does not approve of Company’s request to engage with a Critical Service Provider within such [***] period, Bank shall (i) provide Company with a detailed written explanation of the reason(s) for Bank’s non-approval, and (ii) provide Company with the opportunity to address any such reason(s) for Bank’s non-approval. If Company can reasonably demonstrate that it has addressed each of Bank’s reason(s) for non-approval, Bank will reconsider with the additional information provided by Company. If at that time, Bank does not provide its approval, the decision, in its sole reasonable discretion, will be final. Company shall, to the extent commercially practicable, notify Bank in writing of either (i) any material change in the scope of responsibilities of an approved Critical Service Provider agreement. and (ii) any changes in Critical Service Providers at least [***] prior to entering into a contractual relationship with a new Critical Service Provider and at least [***] prior to terminating any contractual relationship with any existing Critical Service Provider. No material change in the scope of responsibilities of an approved Critical Service Provider agreement, including the Processing Agreement, may be made without Bank’s prior written approval. Notwithstanding the foregoing, Bank agrees to develop a certification program to provide Company with a streamlined Bank review process whereby Company may enter into written agreements with pre-approved Third Party Service Providers, which shall not exclude Critical Service Providers unless and until Company obtains Bank’s express written approval, in accordance with agreed upon policies, procedures and the Program Standards, and the Program SLAs as provided under Section 6.4 of this Agreement, without the Bank’s prior written approval; provided, however, Bank may, in its sole discretion, revoke such certification program at any time if Bank determines that such operation may violate Safety and Soundness Standards or Applicable Law. To the extent that Company meets the qualification criteria to participate in such program, and it has not been revoked by Bank, then Bank shall not unreasonably decline Company’s participation in such program.
b.    Processing Services. Unless otherwise provided in any applicable Program Due Diligence Form approved by Bank, Company shall contract with a Processor in a Processing Agreement for purposes of processing Account Holder Transactions and otherwise providing Processing Services. Bank shall not unreasonably delay or withhold approval of the Processor. Company shall provide, or shall arrange for the Processor to provide, to designated Bank personnel training on Processor’s systems to access all Program information and reports on the Processors’ system relating to the Programs, subject to compliance with Processor’s security procedures. Such Processing Agreement shall specifically provide that Bank shall be entitled to rely upon and enforce as a third party beneficiary the provisions of the Processing Agreement. Unless otherwise agreed, the Processing Agreement shall include or make provision for Account Holder identification, and additional compliance with anti-money laundering laws and other Applicable Law, including confidentiality, data privacy and all other requirements of the Bank Secrecy Act and all regulations promulgated by FinCEN; providing Account Holder service support; authorizing Account Holder Transactions and adjusting Account Holder account balances per Transaction; and providing reporting of Account Holder account activity and risk management. Such Processing Agreement shall entitle Bank to all those reports, tools and extracts provided by Processor to Company as well as any additional reports that the Bank may reasonably request. To the extent the Processor will be providing customer service, the Processing Agreement shall include a service level agreement requiring that the servicing be provided in a professional manner in accordance with industry standards and, further, providing for appropriate monitoring, [***] reporting, and penalties for performance outside of the parameters specified by Bank. In no event may Company materially alter, change, amend, or otherwise terminate any contractual relationship with Processor without consent of Bank. Notwithstanding anything to the contrary contained in this Agreement, Bank shall have the right (but not the obligation), at any time as determined in its sole and good faith discretion to assume responsibility for the Processing Services and to perform, either directly or through the Processor or another third party designated by Bank, all services in connection therewith. Company acknowledges that Bank and/or the Processor may require the other party and Company to enter into an agreement reflecting such rights of the Bank, and Company agrees to enter into such agreement if required by Bank and/or the Processor. Company hereby waives any and all claims against Bank and Processor for any instructions provided by Bank to Processor in good faith and hereby indemnifies and holds harmless Bank and its parent, subsidiaries, or affiliates and their respective officers, directors, employees and permitted assigns, as such, against any losses or expenses arising from any legal action, claim, demand, or proceeding brought against any of them by a third party as a result of said instructions provided to Processor unless such losses or expenses were caused by Bank’s gross negligence or willful misconduct. Any fees and expenses reasonably incurred by Bank in connection with the exercise of its rights set forth in this Section 12.1 shall be paid by the Company if such actions were taken as a result of a material breach of this Agreement by Company and Bank shall have the right to deduct all such fees and expenses from the compensation and other amounts payable to Company hereunder.
c.    Approval of Assumption of Responsibilities by Company or its Affiliates. In the event that Company or any of Company’s Affiliates chooses to perform any of the functions that, as of the time of such choice or the Effective Date of this Agreement (whichever is later), are being performed by any Processor or other Critical Service Provider, Company or such Affiliate, as applicable, must be approved by Bank, which approval shall not be unreasonably withheld, and must enter into an appropriate agreement with Bank to provide such services.
d.    Past Due Invoices. Should Processor notify Bank that Company has not remitted payment when due to Processor pursuant to the Processing Agreement (“Past Due Amount”), except when related to a billing dispute, Company hereby acknowledges and agrees that Bank may, in Bank’s good faith discretion to avoid disruption of the Processing Services, hold back from Company any compensation or other amounts that may be due to Company by Bank hereunder sufficient to pay Processor the Past Due Amount. Company hereby authorizes Bank to pay to Processor such Past Due Amount upon Processor’s presentation of past due invoices to Bank. Company hereby waives any and all claims against Bank for remitting such Past Due Amount to the Processor as described herein.
12.2    Changes to Agreements. Bank may in its commercially reasonable discretion require that Company modify any Critical Service Provider agreement to reflect changes in Program Standards or in response to a Criticism. In the event such a change occurs, Company will notify affected counterparties of such change and any related changes in procedures.
12.3    Compliance by Third Party Service Providers.
a.    Company shall assist Bank by monitoring the conduct of Third Party Service Providers and their proper compliance with respect to all aspects of their performance under the Programs, including without limitation their respective compliance with this Agreement, Program Standards and their respective Third Party Service Provider agreements.
b.    Company shall reimburse Bank for Losses incurred by Bank arising out of Company’s or a Third Party Service Provider’s actions, failures to act or failure to comply with Program Standards, Network Rules, this Agreement or the applicable Third Party Service Provider Agreement.
12.4    Denial or Termination Critical Service Provider.
a.    Company acknowledges and agrees that Bank’s decision whether to approve or reject any entity that is under consideration to become a Critical Service Provider, and whether to continue permitting any Critical Service Provider to participate in the Program, shall be final and that Bank may direct Company to terminate any Critical Service Provider with respect to the Programs in the event that, in Bank’s commercially reasonable and good faith judgment, upon consultation with legal counsel, such Critical Service Provider expose Bank to material legal, financial, or reputational risk, risk of lawsuit or Criticism, otherwise engages in types of businesses or in the case of a Critical Service Provider, fails to perform to reasonable industry standards. In the event there is disagreement by Company of Bank’s decision to reject an entity under consideration to become a Critical Service Provider, Company shall have the right to terminate the Agreement pursuant to Company’s termination rights set out in Section 15.3.
b.    Bank agrees to notify Company in writing of its direction to terminate a Critical Service Provider with as much prior notice to the effective date of termination as is commercially practicable which notice will include an explanation of the grounds for the termination. The notice period for termination of any Critical Service Provider will be, in most instances, [***] prior notice; however, Bank may require a shorter notice period of [***] when in the Bank’s reasonable good faith judgment, and upon advice of legal counsel, additional time beyond [***] would materially increase the Bank’s exposure described in Section 12.5(a). In instances involving violations or potential violations of law, criminal or illegal activity or fraud, the Critical Service Provider may be immediately suspended pending the effective termination date.
12.5    Third Party Service Provider Due Diligence, Training and Monitoring.
a.    Third Party Company Provider Due Diligence. Prior to referring any entity to Bank to become, Third Party Service Provider, Company shall perform a due diligence review and document such review of the entity and, as applicable, its principal owners and management, in accordance with any written requirements provided to Company by Bank and, with respect to Third Party Service Providers, as otherwise is consistent with the FFIEC’s IT Examination Handbook (including the booklets therein entitled “Supervision of Technology Service Providers” and “Outsourcing Technology Services”), as such handbook is amended from time to time (collectively, the “FFIEC Handbook”).
b.    Financial and Other Monitoring. Company shall perform periodic financial monitoring of all Third Party Service Providers, such monitoring to be consistent with Program Standards and the pre-funding risk inherent in the relationship with such Third Party Service Provider, including, but not limited to, the Network Rules and, in the case of any Third Party Service Provider, any written requirements provided to Company by Bank. Company shall request Third Party Service Providers to furnish Bank with such financial and other information as Bank may from time to time reasonably request. Company shall promptly notify Bank of any information Company receives that is reasonably likely to have a material adverse effect on the creditworthiness of any Critical Service Provider or that could affect a Critical Service Provider’s ability to meet its obligations under the Programs. Company also shall promptly notify Bank in the event Company determines that a Third Party Service Provider is engaged in any activities that Company believes may be reasonably likely to result in Criticism or material legal, financial or reputational risk to Bank or Company or risk of lawsuit against Bank or Company.

c.    Security Measures and Controls. Company shall periodically monitor each Third Party Service Provider’s operations, policies and procedures, and shall contractually obligate each Critical Service Provider (to the extent it may have access to Account Holder Data) to have proper security measures in place for the protection of Account Holder Data that are in compliance with Program Standards, including, if applicable, the PCI-DSS.
d.    Training. Company shall provide to each Critical Service Provider that provides Account Holder-facing services (e.g., call center providers) all necessary and appropriate training and support required to implement the Programs, all in a form and substance reasonably satisfactory to Bank and in accordance with Program Standards and standard industry practices as such industry practices may evolve during the term of this Agreement.
e.    Critical Service Provider Site Certifications. If requested by Bank consistent with this Section 12.5 or if required by the Bank or Applicable Law, Company shall perform periodic site certifications reasonably satisfactory to Bank of each Critical Service Provider in order to determine that such entity has proper facilities, equipment, licenses and permits to perform its services related to the Program, in each case in accordance with the criteria established by Bank and communicated to Company. Company shall submit a written inspection report to Bank in connection with each such site certification in such form as Bank shall reasonably designate, and Company warrants that, as of the date of the submission of such inspection report to Bank, to the best of Company’s knowledge, the report is true, correct, complete and not misleading. Upon Company’s determination that any information contained in any such inspection report is materially incorrect, incomplete, or misleading in any way, Company shall promptly notify Bank of same.
f.    Secret Shopping. Bank may from time to time, including upon instruction or inquiry from a Regulatory Authority, reasonable require Company to conduct a secret shopper program to monitor marketing of Accounts by Company or any of Company’s Third Party Service Providers in the manner mutually agreed upon by the Parties and as set forth in the Program Standards. Such secret shopping program will be designed to review the Company and Company’s Third Party Service Providers sales and marketing practices.
12.6    Access to Critical Service Providers. Company hereby authorizes Bank, in connection with Bank’s routine oversight for the Programs and in connection with any Wind Down, to (i) communicate directly with and provide instructions to any Critical Service Provider (including, without limitation, a Processor), and (ii) to obtain from such Critical Service Provider any reports and information relating to any Program that Bank deems necessary or appropriate, and Company hereby authorizes Critical Service Providers to communicate directly with Bank and provide such reports and information to Bank.
12.7    Expenses and Liability. Unless agreed upon otherwise by the Parties, Company shall be responsible for all fees and expenses payable to each Third Party Service Provider, and shall remain liable for any services performed by any Third Party Service Provider. A dispute between Company and a Third Party Service Provider shall not relieve Company from performing any of its obligations hereunder.

ARTICLE 13:
LICENSE OF MARKS; TECHNOLOGY
13.1    Use of Marks.
a.    Company Marks. Company hereby grants to Bank, during the Term of this Agreement and the Wind-Down Period, a non-exclusive, non-assignable license to use Company’s name and Marks in the forms and formats approved by Company to perform Bank’s obligations under this Agreement. Company represents and warrants to Bank that Company has the power and authority to provide the authorization herein granted. It is expressly agreed that Bank is not acquiring any right, title or interest in the name or any Marks or marketing designs of Company, all of which shall be the property of Company. Bank shall make no use of Marks or marketing designs of Company without Company’s prior written consent, except as specifically authorized in this Section 13.1.
b.    Bank Marks. Bank hereby grants to Company, during the Term of this Agreement and the Wind-Down Period, a non-exclusive, non-assignable license to use Bank’s name and Marks in the forms and formats approved by Bank to perform Company’s obligations under this Agreement. Bank represents and warrants to Company that Bank has the power and authority to provide the authorization herein granted. It is expressly agreed that Company is not acquiring any right, title or interest in the name or any Marks or marketing designs of Bank, all of which shall be the property of Bank. Company shall make no use of Marks or marketing designs of Bank without Bank’s prior written consent, except as specifically authorized in this Section 13.1.
c.    Consent to Use Marks. Except as otherwise provided herein, neither of the Parties hereto shall use the name, Marks or any other proprietary designations of the other Party without that Party’s prior written consent. Each Party shall submit to the other Party for prior approval any advertising or promotional materials referring to or describing the Program in which such Marks are to be used, which approval shall not unreasonably be withheld or delayed.
d.    Restrictions on Use of Marks. Company and Bank each own all right, title and interest in and to their respective Marks, along with all related Intellectual Property rights and associated goodwill. A Party will comply with the guidelines and procedures established by the other Party with respect to its use of such Party’s Marks and will otherwise cooperate and agree upon the details of such identification. A Party will not modify or alter the other Party’s Marks and will include an appropriate trademark notice (e.g., TM or ®, as the case may be) with each use of any of such Marks. Neither Party will adopt brands, logos, trademarks, trade name or other Marks which are the same as or confusingly similar to the Marks of the other Party. In no event and under no circumstances shall a Party use the other Party’s Marks in any manner that is derogatory, negative, likely to confuse any Person as to source of goods or services, or otherwise injurious to the other Party, as determined by the other Party in its sole discretion. Following the termination of this Agreement, each Party will immediately cease all use of all Marks of the other Party.

13.2    Intellectual Property. Each Party shall keep and own its existing Intellectual Property as of the date of this Agreement and any and all Intellectual Property rights in subject matter created by it thereafter. Except as set forth expressly herein, neither the execution, delivery nor performance of this Agreement shall be construed as granting or conferring to either Party, or any other third party, any interest, right or license of any kind or nature in or to a Party’s Intellectual Property including, but not limited to patents, copyrights, Marks and/or trade secrets.
13.3    Reservation of Rights. No right, title or interest in, to or under any existing copyright, patent, Mark or, trade secret (collectively, the “Existing Proprietary Rights”) of any Party are created or assigned or otherwise transferred to the other Party pursuant to this Agreement. Nothing in this Agreement constitutes a work for hire agreement, and nothing in this Agreement constitutes an agreement by a Party to assign or otherwise convey title to any Existing Proprietary Rights to the other Party. Each Party will retain full ownership of and title to all equipment, materials, hardware and other items provided by such Party in connection with the Program.
ARTICLE 14:
COMPENSATION, FEES AND EXPENSES
14.1    Compensation. Each Party shall be compensated as set forth on Exhibit A. Each Party’s compensation relating to new Programs and Additional Products offered by Bank pursuant to this Agreement shall be as mutually agreed upon by the Parties.
14.2    Expenses.
a.    Bank Fees and Expenses. In addition to any other expenses of Bank specifically described in this Agreement and except as otherwise set forth herein, Bank shall be solely responsible for the following expenses:
i.    [***];
ii.    [***];
b.    Company Fees and Expenses. In addition to any other expenses of Company specifically described in this Agreement and except as otherwise set forth herein, Company shall be solely responsible for the following expenses (collectively, the “Company Expenses”):
i.    [***].
ii.    [***];
iii.    [***];
iv.    [***];

v.    [***];
vi.    [***];
vii.    [***];
viii.    [***];
ix.    [***];
x.    [***];
xi.    [***]
xii.    [***];
xiii.    [***].
14.3    Set-Off Authorization. Company hereby authorizes Bank to exercise a right of set-off against any compensation or other amounts that may be due to Company by Bank hereunder, and further authorizes Bank to process an ACH debit (Company shall further agree to set up any ACH debit authorizations) to any of Company’s account(s) for any sums owed to Bank under this Agreement.
14.4    Recourse. Company acknowledges and agrees that Bank shall have full recourse against Company for: (i) monies owed by Company to Bank under this Agreement, or (ii) any errors or inaccuracies in amounts previously paid to Company under the Agreement. Company further acknowledges and agrees that such recourse shall not be limited to withholding any monies that may be due from Bank to Company, but that Bank may initiate any action to recover such monies in addition to or in lieu of withholding such money.
14.5    Adjustments. All debits and credits to Company covered by this Agreement shall be subject to audit and final checking by Bank. Company shall be responsible for verifying its [***] reports and records for various debits and credits made pursuant to this Agreement, and for promptly notifying Bank of any perceived errors whether to Company’s benefit or to Bank’s benefit. Errors related to pass-through billing of Networks must be reported within the timeframe allowed by that Network for disputing of charges. All other errors must be reported by Company within [***] of occurrence to be subject to adjustment.
ARTICLE 15:
TERM AND TERMINATION OF AGREEMENT AND PROGRAMS
15.1    Term and Termination of Agreement. The initial term of this Agreement shall be for a period of thirty (30) months commencing on the Effective Date (the “Initial Term”), and shall continue for successive twelve (12) month periods (each a “Renewal Term”), unless prior to the expiration of the Initial Term or any Renewal Term, Bank or Company gives the other

Party not less than one hundred eighty (180) days written notice of its election not to renew this Agreement.
15.2    Termination of Agreement for Cause.
a.    Either Party may immediately terminate this Agreement for cause upon occurrence of one or more of the following events upon written notice to the other Party:
i.    Material Breach. If the other Party shall fail to observe or perform, in any material respect, such Party’s obligations to the terminating Party hereunder (so long as the failure is not due to the actions or failure to act of the terminating Party) and such failure continues for a period of (A) in the case of a failure involving the payment of any amount due hereunder, [***] after the non-performing Party receives written notice from the terminating Party specifying such failure, and (B) in the case of any other failure, [***] after the non-performing Party receives written notice from the terminating Party specifying such failure; provided, however, that if Bank is the terminating Party, it shall have the right, in its sole discretion, to terminate this Agreement without giving effect to any cure period if substantially similar material failure has previously occurred. Notwithstanding the foregoing, if the breach involves a Deposit Failure by Company, then the cure period shall be [***].
ii.    Untrue, False, Misleading Information. In the event that any financial information, representation, warranty or statement made by the other Party under or pursuant to this Agreement or in any certificate, document or financial statement delivered or furnished by such other Party under or pursuant to this Agreement shall be untrue or misleading in any material respect or shall omit material information, as of the date made or delivered.
iii.    Insolvency. If the other Party shall: (i) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (ii) make an assignment for the benefit of its creditors; (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (iv) be adjudicated insolvent or be liquidated; (v) take corporate action for the purpose of any of the foregoing; (vi) voluntarily or involuntarily commence proceeding for wind up or liquidation, if such proceeding or petition shall continue un-dismissed for [***] or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for [***].

iv.    Force Majeure Event. If any Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within [***] after the date of such cause, the Party not so affected may at any time after the expiration of such [***] period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the Party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefor. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
v.    Regulatory Changes. Upon any change to or enactment of any Applicable Law, or published change in the interpretation thereof by any Regulatory Authority, which would have a material adverse effect upon: (i) the Programs; (ii) such Party’s ability to perform its obligations hereunder; or (iii) such Party’s expected risks or benefits under this Agreement.
vi.    Direction by Regulatory Authority. Upon direction to the terminating Party from any Regulatory Authority or Network for such Party to cease or materially limit performance of such Party’s obligations under this Agreement.

vii.    Change of Control. By a Party by giving written notice to the other Party, if a Change of Control shall have occurred, whereby a Regulatory body having oversight over the terminating Party objects to such Change of Control. For purposes of this Agreement, “Change of Control” shall mean, with respect to the other Party, any transaction or series of transactions (as a result of a tender offer, merger, consolidation, reorganization, recapitalization, stock acquisition or otherwise) that results in (A) any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder acquiring, directly or indirectly, a majority of the combined voting power of the outstanding securities of such other Party (or its Controlling Parent (as defined below), if there is one) entitled to vote generally in the election of directors (or any equivalent governing body); provided, however, that any merger or consolidation of such other Party with and into any of such other Party’s direct or indirect subsidiaries or parent companies or direct or indirect subsidiaries of such parent company, shall not constitute a “Change of Control” hereunder if such Change of Control is to an existing shareholder, or heir, successor or assigns of, or trust(s) established by or for the benefit of, any existing shareholder, of Bank or its parent company, as of the Effective Date of this Agreement and listed and provided to Company on the Effective Date, or so long as the Controlling Parent prior to such merger or consolidation shall, after giving effect to such merger or consolidation, own and control, directly or indirectly and beneficially and of record, not less than a majority of the combined voting power of the outstanding securities of the surviving entity from such merger or consolidation entitled to vote generally in the election of directors (or any equivalent governing body),
(B) the sale, lease, license, exchange, conveyance, transfer or other disposition of all or substantially all of the assets of such other Party (or its Controlling Parent, if there is one), or
(C) the Controlling Parent (if there is one) ceasing to own, directly or indirectly and beneficially and of record, a majority of the combined voting power of the outstanding securities of such other Party entitled to vote generally in the election of directors (or any equivalent governing body).
“Controlling Parent” means, with respect to such other Party, the ultimate Person (if any) that owns and controls as of the date hereof, directly or indirectly and beneficially and of record, a majority of the combined voting power of the outstanding securities of such other Party entitled to vote generally in the election of directors (or any equivalent governing body.)
b.    Termination for Cause by Company. Company may immediately terminate this Agreement for cause upon written notice to Bank in the event of the following:
(i) If the Bank’s total assets equal or exceed [***], as such calculation is made for the purposes of the Bank’s small issuer exemption under subsection (a) of 12 C.F.R. Part 235.5 (Regulation II) promulgated pursuant to Section 920 of the Electronic Fund Transfer Act (as such regulations may be modified, supplemented, or replaced from time to time).
(ii) Any Change of Control of Bank as such term is defined in Section 15.2(a)(vii) herein.
(iii) Following issuance of a formal cease and desist order or consent order, which materially adversely impacts the Program or Company, but is not directly or indirectly related to the conduct of this Program, from any Regulatory Authority, written notice of termination for which must be provided by Company to Bank within three (3) months from the time Company is made aware of any such order.
c.    Termination for Cause by Bank. Bank may immediately terminate this Agreement for cause upon written notice to Bank in the event of the following:
i.    If Bank’s management, board of directors, or legal counsel reasonably determines that the continued performance by the Bank of its obligations under this Agreement is not consistent with Safety and Soundness Standards; provided, however, upon such determination, Bank shall provide notice, to the extent permitted by Applicable Law, to Company of such determination and a reasonably detailed basis therefor, and shall work in good-faith with Company to resolve Bank’s concerns prior to terminating the Agreement to the extent consistent with the Bank’s Safety and Soundness Standards.
ii.    If Company materially fails to provide the information reasonably requested by Bank in its annual due diligence review of Company or any applicable Critical Service Providers, or if such information is significantly negative and such failure to provide information, or such significantly negative information materially impacts the Bank’s ability to continue its relationship with Company; provided, however, that Bank shall afford Company a reasonable period to cure any such failure or negative information.

iii.    For Company’s breach of the minimum threshold set forth in Section 6.16(b) of this Agreement.
15.3    Termination Without Cause by Company.
a.    Company may, at its option, terminate this Agreement at any time after 12 months without cause by giving one hundred and eighty days (180) days prior written notice of termination, and paying to Bank, [***]. Each Party recognizes and acknowledges that the Termination Fee is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Bank.
b.    Company shall pay Bank such fees [***] of receipt of Bank’s invoice.
c.    Company shall reimburse Bank all costs and expenses reasonably incurred by Bank, such as professional services, and customer support, in connection with the Wind Down or transition activities under Section 15.4. Bank shall be reimbursed by Company within [***] of receipt of Bank’s invoice.
d.    Notwithstanding anything to the contrary in this Agreement, any monthly fees paid by Company to Bank for the continued receipt of recurring ACH credits, forwarding such deposits to a Successor Bank, and provision of instructions for Notification of Change, as is set forth under Section 15.4(a)(1)(vii) shall be credited toward any applicable [***] that may be paid by Company to Bank under Section 15.3(a) above. For the avoidance of doubt, this provision is solely to prevent Company from double paying these fees after Company begins to transition, both (i) as owed under Section 15.4(a)(1)(vii) after Company begins to transition, and also (ii) as part of the [***] that may be paid, [***].
15.4    Successor Bank; Wind Down Period.
a.    Company Transition Option. Upon termination or expiration of this Agreement, Company shall have the right, exercisable by providing notice to Bank within [***] prior to the termination of this Agreement and subject to Bank’s approval and all applicable Regulatory Authority and Network approvals as set forth herein, to transition one or more Programs to an alternative qualified financial institution designated by Company (“Successor Bank”) in accordance with Program Standards and pursuant to this Section 15.4. In the event that Company exercises its option to transition one or more Programs to a Successor Bank, and Bank approves such transition and any associated transition plan (“Transition Plan”), such approval not to be unreasonably withheld, each Party acknowledges that the main goals of the transition are (in order of priority) (i) to benefit the Account Holders by minimizing any possible burdens or confusion and (ii) to protect and enhance the names and reputations of the Parties, both of whom have invested their names and reputations in the Programs, the Programs and Cards issued hereunder. Both Parties understand and agree that any transfer of Accounts between Bank and any Successor Bank may cause some disruption to Account Holders. However, both Parties desire to minimize such Account Holder disruption and acknowledge and agree that the transfer of the Accounts will require the agreement of Bank, the Successor Bank, Regulatory Authorities, Networks and Company. The Parties agree that the preferred method of transfer of Accounts includes, but is not limited to, Bank acquisition or merger, BIN transfer, and a Bank routing number transfer. Company shall ensure that all aspects of the transfer are accomplished in compliance with Applicable Law in all material respects. Except as otherwise set forth in this Section 15.4(a), Company shall remain in compliance with all provisions of this Agreement, including the maintenance of the appropriate balances in any Program Account and the Negative File Reserve Account, and the timely payment of all other fees and sums called for under this Agreement through the date of purchase. Notwithstanding anything to the contrary in this Agreement, Bank shall continue to uphold all of its obligations under this Agreement, and including those set forth in Section 9, Section 11, and Section 15 of this Agreement, until the Parties agree that the transition is complete.
(1) In the event that Company elects to have a qualified financial institution purchase and receive the transfer of the Accounts pursuant to this Section 15.4(a) as a Successor Bank, and obtains Bank’s approval, then the Parties agree they will use commercially reasonable efforts to: (i) transfer all designated Account funds on deposit at Bank to the Successor Bank, which shall be effected at the par balance of the Accounts as of the date of transfer (i.e. on the closing date the Bank shall transfer to the Successor Bank an amount in immediately available funds equal to the balances of the Accounts being transferred); provided, however that any premium on Accounts associated with such a transfer shall be assessed in accordance with an assessment made by an independent, non-interested third-party to be agreed by the Parties, (ii) assign all of Bank’s rights, duties and obligations with respect to such Accounts, Account Agreements, Account Holder information, and Bank’s relationship with each Customer to such Successor Bank, (iii) make any and all regulatory filings necessary to effect the transition of its undertakings in connection with this Section 15.4 to such Successor Bank (excluding those filings and approvals required to be made by Successor Bank), (iv) make all filings and taking all other actions necessary for Bank to transfer the related dedicated and exclusive routing and transit number and BINs to such Successor Bank, (v) execute and deliver, if necessary or appropriate, an account transfer agreement containing terms and conditions generally consistent with banking industry practice for the transfer of accounts between institutions, (vi) execute such other documents as may reasonably be requested by Company, or necessary for Bank to perform its obligations under this Section 15.4, (vii) continue to receive recurring ACH credits to Accounts, forward such deposits to the Successor Bank, and provide the originator of such credit with a Notification of Change instructing such originator to change future instructions to reflect the new account at the Successor Bank (and Company shall provide Bank such information as Bank may reasonably require in order to perform such forwarding and notification services) for the fees set out in Exhibit A to this Agreement, (viii) if requested by Company, and provided Company has pre-funded all associated liabilities to Bank’s reasonable satisfaction, continuing to accept recurring ACH debits and providing the originators thereof with Notification of Change instructing such originator to change future instructions to reflect the new account at the Successor Bank (and Company shall, in such event, provide Bank with such information as Bank may reasonably require in order to perform such notification services); and (ix) taking all other actions necessary to (A) transfer the Accounts and BINs to such Successor Bank and (B) reasonably prevent disruption to the functionality and services available in connection with such Accounts as of the day of termination; provided, however, that all Bank required actions under (i) – (x) above have all required Regulatory Authority and Network approvals.
(2) During the transition period, Bank shall cooperate with Company with respect to any ACH Notification of Change activities. Bank shall perform such activities in accordance with the Notification of Change line item Fee as set forth in Exhibit A.
(3) Company shall not issue any new Program collateral or other materials that contain the Bank’s Marks following transfer of the Accounts to the Successor Bank, though Company can continue to provide Account Holders and other relevant parties with copies of any existing Program collateral and other materials that contain the Bank’s Marks. Following transfer of the Accounts to a Successor Bank, unless Bank terminates this Agreement under Section 15.2(a)(i) – (vii) or 15.2(c), Company shall have limited, non-exclusive, royalty free license to continue to use Bank’s Marks on all existing Cards until such existing Cards expire. Bank shall cease use of any Program collateral or other materials that contain Company’s Marks following the transfer of the Accounts to the Successor Bank.
b.    Bank Retention or Termination. In the event (i) Company fails to provide effective notice of its intent to purchase the Accounts as set forth in Section 15.4(a), (ii) Company provides effective notice of its intent to purchase the Accounts as set forth in Section 15.4(a), but Company fails to use reasonable diligence to close its purchase of the Accounts; or (iii) the Agreement is terminated in such fashion that Section 15.4(a) applies, but notwithstanding Section 15.4(a), Bank determines that Company’s material noncompliance with this Agreement remains uncured for a period of [***] following notice of such material noncompliance, and such material noncompliance imposes safety and soundness and/or regulatory risks to Bank (as determined by Bank in its reasonable discretion), Bank may at its sole discretion terminate the Account Agreements, continue the same and retain the benefits thereof, or sell the Accounts (and all rights and benefits thereof), to a successor company. Unless Bank elects to continue the Account Agreements, this Agreement shall continue in full force and effect until all Account Agreements are terminated, but in no event exceeding [***] from the termination of this Agreement. During said time, Bank shall be entitled to withhold and pay directly all Program expenses from Program Revenues including the costs of all necessary servicing and processing for the Cards. In such event, Bank shall have no further obligation to accept any new Accounts from Company. In the event Bank elects to continue the Accounts, Bank shall so notify Company and Company’s rights in connection with the Accounts originated under this Agreement shall thereafter be immediately terminated. In such event, however, Company shall remain liable for any obligations previously owed to Bank under this Agreement prior to such termination. Upon termination of this Agreement, and payment in full of all obligations then due and owing from Company to Bank, and Bank’s reasonable determination that no additional sums are likely to be owed by Company to Bank in connection with this Agreement, Bank shall return any remaining amount held in the Reserve Account to Company within [***].
c.    In the event of a wind-down pursuant to this Section, and provided that the Parties have obtained all required Regulatory Authority and Network approvals, then the Parties shall use their commercially reasonable efforts and negotiate in good faith to mutually agree upon a wind-down plan (the “Wind-Down Plan”) that: (i) is structured to minimize Customer disruption, avoid Customer attrition, and attempt to prevent any interruption of the Program services or degradation in the quality of Program services during the Wind Down Period, which shall be as long as necessary to protect and transfer all of Confidential Information including all Account Holder information; (ii) specifies which employees, subcontractors, agents and personnel of Company and Bank and other resources shall perform the Wind-Down Plan services and all tasks and resources necessary to effect such disengagement as efficiently as possible and in a manner consistent with any election by Company to transfer the Accounts to a Successor Bank; (iii) specifies a timetable and process for effecting such disengagement in (x) a safe, sound and efficient manner, (y) a manner reasonably intended to minimize Account attrition and provide a seamless Account Holder experiences, including conversion of tranches of Accounts on a staggered basis, and (z) compliance with Applicable Law, including the process and timing for providing and/or obtaining all necessary regulatory notices and approval; and (iv) sets forth a communication plan for communicating with Account Holders regarding the disengagement matters contemplated by the Wind-Down Plan, and neither Party shall communicate with Account Holders regarding such matters other than as contemplated by the Wind-Down Plan, except that neither Party shall be permitted to prohibit the other Party from sending a communication that is required pursuant to Applicable Law; provided that the communicating Party shall provide the other Party with as much advance notice as reasonably possible prior to issuance of any such legally required communication or notice promptly following such action if advance notice is not permitted by Applicable Law. If the Wind-Down Plan arises from Bank terminating for cause under the Agreement, then in addition to items (i) – (iv) above, the Wind-Down plan shall also include all necessary steps to effect the transfer to Bank of control of the Program. Without in any way limiting the foregoing, upon expiration or any termination of this Agreement, in whole or in part, Bank will, at Company’s request, continue to allow Company to access and use the Program after the date of such termination or expiration to effectuate an orderly transition from the Program services. During such period, the then-existing fees will continue to be in effect and the terms of this Agreement shall survive and continue to govern the Parties’ rights and obligations with respect to the Program.
d.    Return of Property. Following termination or expiration of this Agreement and expiration of the Wind Down Period, each Party shall (i) return, or destroy in the event it is not commercially practicable to return, all property belonging to the other Parties (including Confidential Information not reasonably necessary to operate any Program) which is in its possession or control at the time of termination, and (ii) discontinue the use of and return, or destroy in the event it is not commercially practicable to return, to the other Parties, or at the request of the other Parties destroy, all written and printed Program Materials bearing the other

Parties’ name and logo. Nothing herein will require Bank to return anything arising from or relating to the Programs, other than property that is defined hereunder as Company’s Confidential Information, or other than property that relates exclusively to a Program that is being transferred to a Successor Bank.
ARTICLE 16:
CONFIDENTIALITY
16.1    General Confidentiality.
a.    General. Commencing on the Effective Date, the Parties shall, and shall use all commercially reasonable efforts to cause their respective Affiliates, directors, officers, employees, representatives and other agents (including Company’s Third Party Service Providers) to hold in confidence, not utilize for any purpose not expressly contemplated hereby, and not disclose to any Person not a party to this Agreement, any Confidential Information obtained (whether before or after the Effective Date) from a Party to this Agreement or such Party’s Affiliates, directors, officers, employees, representatives and other agents. Each of the Parties shall use all commercially reasonable efforts to cause their respective Affiliates, directors, officers, employees, representatives and other agents to adhere to the provisions of this Article 16.
b.    Definition. For purposes of this Agreement, “Confidential Information” shall mean:
i.    any information that is provided by or on behalf of a Party to another Party or its agents in connection with the Programs;
ii.    any information concerning the business or properties of a Party, including the terms and conditions of this Agreement (as well as proposed terms and conditions of any amendments, renewals, or extensions of this Agreement) any proposed or agreed upon terms and conditions of any other program agreement between and among the Parties or their Affiliates, sales volumes, test results, and results of marketing programs, Program reports generated by a Party, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information (including intellectual property) of every kind that relates to the business of a Party; and
iii.    any information about a Party or its Affiliates, or its respective businesses, Account Holders or employees, that is otherwise obtained by the another Party in connection with any Program, in each case including: (A) information concerning marketing plans, marketing philosophies, objectives and financial results; (B) information regarding business Networks, methods, processes, financing data, programs and products; (C) information unrelated to the Programs obtained by a Party in connection with this Agreement, including by accessing or being present at the business location of the other Party; (D) proprietary technical information, including source codes; and (E) competitive advantages and disadvantages, Account Holder Data, technological development, sales volume(s), merchandise mix, business relationships and methods of transacting business, operational and data processing capabilities, Networks software and hardware and the documentation thereof or other information of the business or affairs of each of the Parties and their respective Affiliates which that Party reasonably considers confidential or proprietary and any other information relating to the transactions contemplated by this Agreement, including any copies, excerpts, summaries, analyses or notes of the foregoing. The Parties agree that the financial terms of this Agreement shall also be Confidential Information of both Parties and neither Party shall disclose such terms and conditions without consent from the other Party except as required by Applicable Law.
c.    Exclusion. Notwithstanding the foregoing, Confidential Information shall not include any information: (i) obtained from information rightfully in the possession of the Receiving Party and is not otherwise subject to a binding agreement as to confidentiality; (ii) that is or becomes generally available in the public domain other than as a result of an unauthorized disclosure or other act or omission by the other Party or its directors, officers, employees or agents in violation of this Article 16; (iii) that is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; or (iv) that is independently developed by the Receiving Party without the use of any proprietary, non-public information provided by any other Party under this Agreement.
d.    Maintenance of Confidentiality. The Party receiving Confidential Information (“Receiving Party”) of the other Party (“Disclosing Party”), shall (i) keep all Confidential Information of the Disclosing Party secure and strictly confidential; (ii) treat all Confidential Information of the Disclosing Party with at least the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; (iii) use the Confidential Information solely as permitted under this Agreement and (iv) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.
e.    Permitted Uses. Except as specifically set forth herein, each Receiving Party shall not use or disclose Confidential Information of the Disclosing Party except: (i) to perform its obligations or enforce its rights with respect to the Programs and under the Agreement; (ii) as expressly permitted by this Agreement; (iii) with the prior written consent of the Disclosing Party; (iv) pursuant to a subpoena or court order; or (v) pursuant to a summons order or other judicial or governmental process issued by a Regulatory Authority, or in connection with any regulatory report, audit, inquiry or other request for information from such a Regulatory Authority, or as required by Applicable Law.
f.    Limited Access. Each Receiving Party shall limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, contractors, consultants and Third Party Service Providers who (i) have a reasonable need to access such Confidential Information in connection with the Programs or any Program and (ii) are bound by obligations with respect to such Confidential Information at least as strict as those set forth in this Section 16.1. Each Receiving Party shall be fully liable to the Disclosing Party for any violation of the terms hereof by any such person.
g.    Requests for Disclosure. In the event that a Receiving Party receives a request of the type described in clauses (iv) or (v) of Section 16.1(e) to disclose any Confidential Information, such Receiving Party shall: (i) notify the Disclosing Party thereof promptly after receipt of such request; (ii) consult with the Disclosing Party on the advisability of taking steps to resist or vary such request; and (iii) if disclosure is required or deemed advisable, cooperate with the Disclosing Party in any attempt that it may make to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information. Any out-of-pocket expenses incurred by a Party in connection with the foregoing shall be the responsibility of the Receiving Party subject to the request of the type described in clauses (iv) and (v) of Section 16.1(e).
h.    Public Filings. If a Party or any Affiliate believes in good faith that it is required to file this Agreement or any other documents related to the Programs or any Program as an exhibit to any report or other filing with the SEC, such Party or Affiliate shall notify the other Party in advance and shall file with the Secretary of the SEC an application requesting confidential treatment pursuant. to Rule 24b -2 of the Securities Exchange Act of 1934, at or about the time of such filing; provided, however, that no such filing shall be deemed to violate this Article 16. If any Party or any Affiliate thereof intends to file or files this Agreement or any other documents related to the Programs or any Program with any other Regulatory Authority, such Party or Affiliate shall take all commercially reasonable efforts to obtain confidential treatment for this Agreement or such other documents; provided, however, that no such filing shall be deemed to violate this Article 16. Each Party shall use commercially reasonable efforts to cooperate with the other Party’s or its Affiliates’ attempts to obtain confidential treatment for this Agreement in accordance with this Article 16. In the event that confidentiality is not granted by the applicable Regulatory Authority, the filing Party shall file a version of this Agreement which has been redacted in accordance with the reasonable requests of the other Party (for example, without limitation, with respect to pricing) to the extent permitted by Applicable Law. In addition to the foregoing, in the event that either Party becomes or files to become a publicly traded company, the Parties agree to work together in good faith to reasonably modify any reporting requirements and information sharing requirements of this Agreement in order to comply with the public company reporting and filing requirements of a Regulatory Authority while also maintaining compliance with Applicable Law and Program Standards.

16.2    Permissible Disclosures. Nothing in this Agreement shall restrict the disclosure by Bank or Company of information to any Third Party Service Provider who requires such information in order to carry out its duties or permitted activities in relation to the Programs or any Program. If the Receiving Party discloses any information to any Affiliate or authorized third party, the Receiving Party shall be responsible for confirming that such disclosure complies with Program Standards and that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the Disclosing Party. Each Party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the Disclosing Party’s Confidential Information shall protect the privacy of such information.
16.3    Confidentiality Upon End of Programs or any Program. Upon the expiration or termination of this Agreement or of any Program, (and expiration of the Wind Down Period) the provisions of Article 15 and Section 16.5 shall apply as applicable; provided, however, that any return or destruction shall not be required for Confidential Information required to be retained pursuant to the Receiving Party’s Disaster Recovery Plan or Confidential Information that has been submitted to the Receiving Party’s board of directors or a Regulatory Authority; and provided, further, that the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may, if required by Program Standards, retain an archived, encrypted copy of such material, subject to the terms of this Agreement which may be used solely for compliance purposes and may not be used for any other purpose.
16.4    Injunctive Relief. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have.
16.5    Proper Disposal of Records. In connection with any disposal of information required under this Agreement either during the Term and the Wind Down Period, Company shall use commercially reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Account Holders, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed. Upon termination of this Agreement unless the Account Holders Accounts are transferred to a Successor Bank, Company shall remove or destroy Bank’s Confidential Information from its systems and records unless otherwise instructed by Bank.
ARTICLE 17:
ACCOUNT HOLDER DATA
17.1    Privacy. Company and Bank acknowledge that Title V of the GLBA governs the disclosure of non-public personal information about consumers, including Account Holder Data. Company and Bank shall comply with the applicable terms and provisions of the GLBA and other Program Standards, including the provisions of the GLBA regarding the re-use, sharing and re-disclosure of nonpublic personal information, to the extent that such terms and provisions apply to the Account Holders under any Program.
17.2    Ownership of Accounts, Account Holder Data and Program Materials. Except as otherwise provided in this Agreement, as between the Parties, Bank shall own all Account Holder Data and Account Holder Accounts, Account Holder Agreements and Program Materials and shall have all rights, powers and privileges with respect thereto. During the Term, Company may use Account Holder Data as expressly provided in this Agreement and in accordance with the Privacy Notices and may receive and use Account Holder Data as otherwise permitted by the GLBA, subject to approval by Bank, including as authorized by the Account Holder in writing. Notwithstanding the forgoing, once a consumer submits an application for an Account to Bank, all Account Holder Data submitted on such application is jointly owned by Bank and Client, and may be used for each Party’s own separate purposes pursuant to such Party’s individual privacy policy and consistent with the limitations on such use set forth in this Agreement, so long as the Customer is provided a disclosure to such effect prior to any Customer Personal Information being provided by Customer on an Account application.
17.3    Sharing of Account Holder Data and Program Materials. Notwithstanding anything to the contrary in this Agreement, sharing of any information between Company and Bank and the use thereof shall be subject to their respective privacy policies, Security Guidelines and Program Standards. Subject to the limitations in this Section 17.3, upon Company’s reasonable request, Bank shall provide Account Holder Data or segments for use by Company in connection with the discharge of Company’s obligations or exercise of Company’s rights under this Agreement or in accordance with the Privacy Notices. Except as provided in Section 17.1, neither Company nor its Affiliates, or Critical Service Providers may without the prior written consent of Bank disclose Account Holder Data or any segment thereof to any third party or Affiliate, except to the extent permitted by this Agreement, including as permitted by the GLBA, or required under Program Standards. To the extent that Company discloses Account Holder Data to one or more of its Affiliates or Critical Service Providers or permits such Affiliate(s) or Critical Service Provider(s) to use Account Holder Data in accordance with this Section 17.3, Company agrees to cause such parties to comply with the provisions of this Article 17.
17.4    Data Obtained Independently by Company. Nothing contained in this Article 17 or elsewhere in this Agreement shall apply to, limit or prohibit the use in any manner of, (i) any information or data owned or held by Company or its Affiliates to the extent such information or data has been independently obtained by Company or its Affiliates from a source other than Bank, or (ii) any information collected by Company from an individual prior to such individual becoming an Applicant, even if such information or data under (i) or (ii) is duplicative of Account Holder Data.
ARTICLE 18:
SECURITY BREACHES; DISRUPTIONS; DISASTER RECOVERY
18.1    Security Program. Each Party shall (and Company shall require the same of any Critical Service Provider that accesses, stores, transmits or processes Account Holder Data) establish and maintain appropriate administrative, technical and physical safeguards designed to

(i) protect the security, confidentiality and integrity of the Account Holder Data and other Confidential Information of Bank or Company, as applicable, (ii) ensure against any anticipated or emerging threats or hazards to its security and integrity, (iii) protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Account Holder, Applicant, or either Party, and (iv) ensure the proper disposal of Account Holder Data and other Confidential Information of Bank or Company, as applicable, (collectively, and as it relates to each Party, the “Security Program”). At all times during the Term, and during any Wind-Down Period, (x) the Parties shall use the same degree of care in protecting the Account Holder Data and other Confidential Information of Bank or Company, as applicable, against unauthorized disclosure as it accords to its other confidential customer information, but in no event less than a reasonable standard of care, and (y) the Security Program shall be in compliance with Program Standards, the Security Guidelines and all information and data security requirements promulgated by the Networks and applicable to card issuers (as set forth in the Network Rules), as the same may be revised from time to time. Any material change to the Company’s Security Program by Company shall be approved in advance by Bank.
18.2    SSAE Report. Company shall cause each Processor to provide to Bank on an annual basis the Statement on Standards for Attestation Engagements (“SSAE”) No. 18, Reporting on Controls at a Service Organization (Attestation Standards: Clarification and Recodification). Company shall also provide Bank with copies of all other reports on compliance, quarterly and annual status forms and other reports filed by Company with any Network in accordance with the Network Rules, if applicable.
18.3    Testing. Each Party’s Security Program shall be reviewed and tested internally at least annually, at such Party’s own expense in order to demonstrate compliance with all Applicable Law and/or Program Standards, as applicable, including documented policies and procedures and an internal audit and quality assurance program. Each Party shall further cause, at its expense, independent testing of its Security Program, which testing shall include, but is not limited to, penetration testing, vulnerability scans, and, if applicable to such Party, a PCI-DSS assessment performed by a qualified security assessor approved by the PCI Security Standards Council. The schedule of such testing, audits and quality reviews shall be provided to the other Party at least annually and results from each such tests, audits or reviews, to the extent disclosure of such reviews may be feasibly redacted or provided in a manner that does not expose the Party’s Security Program, shall be promptly provided to the other Party in writing in accordance with the schedule or upon reasonable request. Each Party shall report to the other Party on the remediation or other actions taken in response to the findings of such testing. The foregoing shall not apply to any Bank security examinations conducted by the Office of the Comptroller of the Currency (“OCC”), which are not permitted to be disclosed without prior approval of the OCC.
18.4    Security Contact. Each of the Parties has provided to the other Party the name and contact information of such Party’s designated primary and secondary “Security Contact” appointed for the purpose of being contacted in connection with (i) any security breach or failure requiring immediate notification to a Party with respect to the unauthorized use or discloser of

Account Holder Data or other Confidential Information or (ii) any use or disclosure of a Party’s Confidential Information except in the manner permitted by Article 16. A Party may from time to time change its primary and secondary Security Contact by providing written notice of such change in accordance with the notice requirements herein. In the event a named Security Contact is no longer in the employ of the applicable Party, or is otherwise unable or unwilling to perform the duties of a Security Contact as set forth herein, then a replacement Security Contact shall be named by such Party as soon as possible but in no event later than ten (10) days after the Security Contact has ceased employment with such Party or the occurrence of the event giving rise to such Security Contact’s inability or unwillingness to perform such duties. Each Party shall further ensure that either the primary Security Contact or the secondary Security Contact is available at any given time to fulfill the purposes of this Section 18.4, unless otherwise approved in advance in writing by the other Party.
18.5    Storage of Information. Company will only store Account Holder Data, Confidential Information and Program Records at its data center locations which have been approved by Bank (or in the case of approved Critical Service Providers, the third party address approved by Bank). Any change of the location of a data center must be approved by Bank at least [***] in advance of Account Holder Data or Confidential Information being stored at such new location.
18.6    Notification. Each Party agrees that in the event there is any breach of security of either Party (or in the case of Company, of any Critical Service Provider) resulting in unauthorized disclosure of (i) Account Holder Data or (ii) other Confidential Information of Bank or Company that relates to the other Party, the Party that suffered the breach will immediately notify the primary, or if unreachable, the secondary Security Contact (as identified in Section 18.4), or other appropriate contact designated by a Party in the event of an outage or disruption, of such incident, the nature of such incident, and the corrective action taken to respond to the breach and shall take all steps at its own expense to immediately limit, stop or otherwise remedy any misappropriation, disclosure or use, including, but not limited to, notification and cooperation and compliance with Regulatory Authority. The Parties acknowledge and agree that in the event of a security breach, a Party may engage an assessor to determine the extent of the breach. The Parties shall give the assessor access to facilities, records and personnel, as requested by the assessor, and shall be responsible for all costs, expenses and fees of the assessor. The Party that suffered the breach of security Company shall provide to the other Party, upon receipt, any and all reports or documents prepared by or received from the assessor. In addition, Company must notify Bank when Company determines that it has experienced a computer-security incident (whether or not such computer-security incident involves Account Holder Data or Confidential Information of Bank ) that has materially disrupted or degraded, or is reasonably likely to materially disrupt or degrade Services provided to Bank for [***] or more.

18.7    Expense Reimbursement.
a.    Expense Reimbursement. If either Party, or in the case of Company, any Critical Service Provider, suffers a data security breach, the Party that suffered the security breach shall reimburse the other Party for reasonable expenses with respect to:
i.    providing notices and information regarding unauthorized access to Account Holder Data to (i) appropriate law enforcement agencies, Regulatory Authorities and Networks, and (ii) affected Applicants and Account Holders to the extent such notices are required by Applicable Law and/or Program Standards or as necessary or appropriate in the exercise of its commercially reasonable judgment;
ii.    providing fraud monitoring and consumer report (credit report) monitoring services to affected Applicants and Account Holders to the extent Bank deems such services are necessary or appropriate in the exercise of its commercially reasonable judgment; and
iii.    replacing Cards or other access devices if replacement is necessary.
The Party that suffered the data security breach shall pay any such undisputed amounts within [***] of its receipt of documentation from the other Party supporting such expense. The Expense Reimbursements described in this Section 18.7 shall not apply to the extent any data security breach is caused by any improper acts or omissions of the other Party.
b.    Bank and Company shall agree to make a deposit in an account designated by Bank or Company, as applicable, in an initial amount of [***] to be applied against the investigation fees and other expenses incurred by a Party to investigate and/or correct the breach, including time and material and any third party pass through expenses. To the extent that actual costs incurred by a Party to investigate and/or correct the breach are less than the amount of the deposit, the excess shall be returned. To the extent that actual costs incurred by a Party to investigate and/or correct the breach exceed the amount of the deposit, the Party that suffered the data security breach shall be liable for, and shall promptly upon demand reimburse the other Party for, the amount of such excess.
18.8    Disaster Recovery Plan. At all times during the Term and for so long as this Agreement remains in effect, the Parties shall, and, in the case of Company shall require all Critical Service Providers to, prepare and maintain disaster recovery, business resumption, and contingency plans appropriate for the nature and scope of the activities of and the obligations to be performed by such Party or any Critical Service Providers hereunder. Each Party shall ensure that such plans are sufficient to enable such Party or the Critical Service Provider to promptly resume, without giving effect to the Force Majeure provisions herein, the performance of its obligations hereunder in the event of a natural disaster, destruction of facilities or operations, utility or communication failures or similar interruption in operations and shall ensure that all material records, including, but not limited to, Account Holder Data, or other Confidential Information of Bank or Company necessary to resume the Services, as applicable, are backed up in a manner sufficient to survive disasters or business interruptions. These plans shall ensure that such resumption takes place no later than [***] after the interruption. Each Party shall make available to the other Party copies of all such disaster recovery, business resumption, and contingency plans and shall make available copies of any changes thereto. Each Party shall periodically, and no less than annually, test such disaster recovery, business resumption, and contingency plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of such Party and its obligations hereunder. The Parties shall further facilitate and cooperate with any requests by the other Party to participate in, monitor or audit the annual testing process of Bank, Company or a Critical Service Provider, as applicable, under this Section 18.8. A complete report of the results of such annual testing shall be promptly provided to the other Party upon request.
ARTICLE 19:
INSURANCE
19.1    General Insurance. Company shall maintain (and where practicable shall require each Critical Service Provider to maintain), throughout the term of this Agreement, an appropriate insurance policy, the limit of which shall be no less than [***] per occurrence or [***] aggregate, for each of the following categories, and further shall include in an Umbrella Liability with limits of [***] excess of the General Liability, and Employers Liability limits. At the end of each [***] period from the effective date, Bank and Company shall examine the portfolio and determine appropriate insurance enhancements:
a.    a comprehensive Commercial General Liability policy, including, but not limited to, contractual liability, bodily injury, death and/or property damage;
b.    a comprehensive Crime Policy, including employee dishonesty/fidelity coverage, with respect to the work or operations done in connection with this Agreement;
c.    a comprehensive Errors and Omissions policy; and
d.    a Workers’ Compensation& Employers Liability policy in at least the minimum amounts required by any applicable statute or regulation, with Statutory Limits for each state in which the insured conducts business operations and with each state the Insured conducts business.
19.2    Data Security (also known as Cyber Liability) Insurance. Company, in the event that Company accesses, stores, transmits or processes Account Holder Data, shall maintain (and regardless shall require each Critical Service Provider to maintain), throughout the term of this Agreement, an appropriate data security insurance policy, the limit of which shall be no less than [***] limit of liability for each claim or single loss limit or [***] aggregate, providing coverage in the event of loss of confidential data by Company (or any Critical Service Provider), including but not limited to Account Holder Data and Confidential Information. At the end of each [***]

period from the effective date, Bank and Company shall examine the insurance portfolio described herein and determine appropriate insurance enhancements.
19.3    Insurance Requirements. Each policy required by Sections 19.1 and 19.2 shall be carried in the name of Company and any Critical Service Provider (as the case may be), with Bank named as an additional insured (Al) and where the Company’s insurance policies will be Primary for to pay all loses and defense costs. A copy of each policy and any certificates of insurance evidencing the existence of such policy shall be provided to Bank on the date hereof and from time to time upon request of Bank. Each insurance policy must be written by insurance carriers that have an A.M. Best rating of “A” or better or are otherwise acceptable to Bank. Company shall promptly provide notice to Bank in the event of any notice of nonrenewal or cancellation, lapse, termination or reduction in any insurance coverage required to be maintained pursuant to this Section 19.3.
ARTICLE 20:
LIMITATION OF LIABILITY
20.1    No Special Damages. UNLESS OTHERWISE AGREED, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF SUCH PARTY HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 20.1 SHALL NOT APPLY TO OR IN ANY WAY LIMIT THE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.
20.2    Disclaimers of Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT EACH PARTY SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MARKETABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.
20.3    Liabilities of Company for Network and Regulatory Claims. Notwithstanding anything in this Agreement to the contrary, in the event either Party incurs any Losses in connection with the Program(s) as a result of the other Party’s material breach of the Agreement that are not a result of gross negligence, willful misconduct, or material breach of this Agreement or Program Standards by the Party incurring such Losses, the Party incurring such Losses shall notify the breaching Party not less than [***] prior to paying any such amount. Promptly following the receipt of such notice, THE BREACHING PARTY SHALL PAY THE PARTY INCURRING SUCH LOSSES THE AMOUNT OF SUCH LOSSES. In addition, after providing the notice required in this Section 20.3, if Bank is the Party incurring such Losses, Bank may set off against amounts otherwise due to Company, draft or wire transfer funds from the Negative File Reserve Account or any other Deposit Accounts maintained by Company at Bank as full or partial payment of the amount due hereunder. Bank may also place a hold on any of Company’s Deposit Accounts at Bank.
ARTICLE 21:
INDEMNIFICATION; DAMAGES
21.1    Indemnification Obligation By Company. Company covenants and agrees to indemnify and hold Bank, its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns (“Bank Indemnified Parties”) harmless against any Losses, arising out of Claims in connection with:
a.    any failure on the part of Company to perform or comply with any covenant or obligation required to be performed or complied with by Company under or pursuant to this Agreement,
b.    any inaccuracy, breach or untruthfulness of any representation or warranty made by Company under or pursuant to this Agreement,
c.    any infringement or alleged infringement of any third party’s marks or intellectual property rights in connection with the Cards or the Program or as a result of Bank’s use of the Company Marks hereunder,
d.    any noncompliance with or violation of any Program Standards (including without limitation with respect to Program Materials), the gross negligence or willful misconduct of Company, or any of Company’s Affiliates, employees, officers, directors, Third Party Service Providers or agents, representatives or independent contractors (all such contractors, agents and representatives, including Third Party Service Providers, the “Company Contractors”),
e.    any wrongful acts or omissions of Company or Company Contractors in connection with the improper use of Account Holder Data or in connection with the transfer of the Program(s) to a Successor Bank,
f.    any failure on the part of Company or any Company Contractor to comply with or discharge any of its or their obligations, liabilities or other amounts due or owing by Company or such Company Contractor to any third party, including, in the case of Company, due or owing to any Company Contractor,
g.    any unauthorized or fraudulent access to or use of Account Holder Data caused by the action or inaction, or intentional misconduct, of an employee of Company or Company Contractors, or arising from a security breach to computer Networks maintained by Company or maintained by Company Contractors on behalf of Company.
h.    any Losses arising solely from the Bank’s failure to comply with the Applicable Law or a direction or requirement from a Regulatory Authority or Network where such failure arose out of Company’s failure to meet its obligations under this Agreement or to obtain and provide all information to Bank needed for Bank to comply, unless Bank failed to inform Company of the need for such actions or the need to cease taking such actions.
i.    any misrepresentation or false or misleading statement made by Company or Company Contractors to any Person, Regulatory Authority or legislative body regarding Bank, a Program, this Agreement or the terms or conditions hereof.
j.    to the extent applicable, any and all Claims arising prior to or as a result of the transfer of the Acquired Account Holder Accounts to Bank, including, but not limited to, (A) the administration, marketing, operation, processing or servicing of the Acquired Account Holder Accounts, (B) the failure of Company or the Predecessor Bank to comply with Program Standards with respect to the Acquired Account Holder Accounts or to perform Company’s or Predecessor Bank’s obligations under the Transfer Agreement between the Predecessor Bank and Bank.
21.2    Limited Exception and Conditions. Company’s indemnification obligations under this Article 21 shall exclude any Losses, to the extent such Losses arise solely and directly from (A) an act of fraud, embezzlement or criminal activity by a Bank Indemnified Party, (B) the gross negligence, willful misconduct or bad faith by a Bank Indemnified Party, or (C) a material failure of the Bank to comply with, or to perform its obligations under, this Agreement.
21.3    By Bank. Bank covenants and agrees to indemnify and hold Company, its Affiliates, and their respective officers, directors, employees, agents, and permitted assigns (the “Company Indemnified Parties”) harmless against any Losses, arising out of Claims in connection with:
a.    any failure on the part of Bank to perform or comply with any covenant or obligation required to be performed or complied with by Bank under or pursuant to this Agreement,
b.    any inaccuracy, breach or untruthfulness of any representation or warranty made by Bank under or pursuant to this Agreement,
c.    any infringement or alleged infringement of any third party’s marks or intellectual property rights as a result of Company’s use of the Bank Marks hereunder,
d.    the gross negligence or willful misconduct of Bank or its employees, officers, directors, vendors, agents, representatives or independent contractors (excluding Company or Company Contractors),
e.    any wrongful acts or omissions of Bank in connection with the improper use of Account Holder Data or in connection with the transfer of Network responsibilities hereunder to a Successor Bank, in each case excluding any Losses to the extent such Losses arise from the acts or omissions of Company, including any failure to comply with the terms of this Agreement, or

f.    any unauthorized or fraudulent access to or use of Account Holder Data caused by the gross negligence or intentional misconduct of an employee of Bank or of its Affiliates, or arising from a security breach to computer Networks maintained by Bank or maintained by third parties (other than Company or a Company Contractor) on behalf of Bank.
g.    any misrepresentation or false or misleading statement made by Bank or its Affiliates to any Person, Regulatory Authority or legislative body regarding Company, a Program, this Agreement or the terms or conditions hereof.
21.4    Limited Exception and Conditions. Bank’s indemnification obligations under this Article 21 shall exclude any Losses to the extent such Losses arise solely and directly from (A) an act of fraud, embezzlement or criminal activity by a Company Indemnified Party, (B) the gross negligence, willful misconduct or bad faith by a Company Indemnified Party, (C) a material failure of the Company to comply with, or to perform its obligations under, this Agreement.
21.5    Defense of Claims.
a.    Notice. If any Claim is commenced that may give rise to a right of indemnification, or any knowledge is received of a state of facts which, if not corrected, may give rise to a right of indemnification, the indemnified party shall give prompt written notice to the indemnifying party. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby.
b.    Right to Defend Claim. The indemnifying party shall have the right to defend any such Claim in its name and at its expense, shall select the counsel for the defense of such Claim as approved by the indemnified party, and shall cooperate with the indemnified party in the conduct of the defense against such Claim; provided, however, that the indemnifying party shall not have the right to defend any such Claim if (i) it refuses to acknowledge fully its obligations to the indemnified party; (ii) it contests, in whole or in part, its indemnification obligations; (iii) it fails to employ appropriate counsel approved by indemnified party to assume the defense of such Claim or refuses to replace such counsel upon the indemnified party’s reasonable request; (iv) the indemnified party advises the indemnifying party that there are issues which could raise possible conflicts of interest between the indemnifying party and the indemnified party or that the indemnified party has claims or defenses that are separate from or in addition to the claims or defenses of the indemnifying party; or (v) such Claim seeks an injunction or cease and desist order; provided further, that Company may not, as an indemnifying party or otherwise, defend against a Claim or select the counsel for the defense of a Claim if the Claim was brought by a Regulatory Authority. If the Company Relationship Manager and the Bank Relationship Manager are unable to resolve the issue, then the matter will be resolved in accordance with Section 22.12. In each such case, the indemnified party shall have the right to direct the defense of the Claim and retain its own counsel, and the indemnifying party shall pay the cost of such defense, including reasonable attorneys’ fees and expenses.

c.    Indemnifying Party Election. If the indemnifying party elects and is entitled to compromise or defend such Claim it shall within [***] (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the expense of the indemnifying party, cooperate in the defense of such Claim. In such case, the indemnified party shall have the right to participate in the defense of any Claim with counsel selected by it. Except as provided in this Article, the fees and disbursements of such counsel shall be at the expense of the indemnified party.
d.    Indemnifying Party Obligation. The indemnifying party shall have no obligation to pay the monetary amount of the settlement of any Claim entered into by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the indemnifying party’s right to direct the defense against any Claim, the indemnifying party shall not have the right to compromise or enter into an agreement settling any claim, suit, demand or action without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed).
ARTICLE 22:
GENERAL PROVISIONS
22.1    Relationship of Parties. Company and Bank are independent parties, and the nature and extent of their arrangement is set forth in this Agreement and other written documents and agreements setting forth their rights, duties and obligations with respect to their various relationships. Unless otherwise agreed, with respect to potential agency relationships with respect to any Programs in any states, Company and Bank are independent contractors, and are not partners, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture or any similar relationship other than as independent contracting parties.
22.2    Governing Law. This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the State of Delaware. Each Party hereby submits to the jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts.
22.3    Trial By Jury. EACH PARTY ALSO, KNOWINGLY AND WILLINGLY, AND FOLLOWING CONSULTATION WITH COUNSEL, HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER THIS AGREEMENT.
22.4    Severability. In the event that any part of this Agreement is deemed by a court, Regulatory Authority, or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. To the extent possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, such provision shall be ineffective only to the extent of such invalidity, illegality, or unenforceability, without rendering invalid, illegal, or unenforceable the remainder of such provision or the remaining provisions of this Agreement.
22.5    Survival. The following provisions of this Agreement shall survive termination of this Agreement, in each case subject to any limitations stated in such Section or Article: Section 15.4 and Articles 13, 16, 17, 18, 20, 21 and 22, and such other provisions as by their terms expressly survive termination of this Agreement.
22.6    Successors and Third Parties. Except as limited by Section 22.7, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the Parties and their successors and permitted assigns.
22.7    Assignments. The rights and obligations of the Parties under this Agreement are personal and may not be assigned by either Party either voluntarily or by operation of law, without prior written consent from the other Party. A Party shall not unreasonably withhold consent; provided, however, that a Party’s rights and obligations under this Agreement may be assigned to a wholly owned subsidiary of such Party upon reasonable notice to the other Party, provided that in the event of such assignment by Company, Bank must approve such assignment. Bank may assign this Agreement to any affiliated entity capable of carrying out all of Bank’s obligations under this Agreement upon reasonable notice to Company.
22.8    Notices. All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other Party at the address and facsimile set forth below, or at such other address of which the notifying Party hereafter receives notice in conformity with this Section 22.8. All such notices, requests, and approvals shall be deemed given upon the earlier of receipt of facsimile transmission (proof of successful transmission retained) during the normal Business Day or actual receipt thereof. All such notices, requests and approvals shall be addressed to the attention of:

Bank to:	Legal Department Stride Bank, N.A. 324 W. Broadway Enid, OK 73701 [***]

Company to:	Chime Financial, Inc. 101 California St. Suite 500 San Francisco, CA 94111 Attn: Legal Department

22.9    Waivers. Neither Party shall be deemed to have waived any of its rights, powers, or remedies hereunder except in writing signed by an authorized agent or representative of the Party to be charged. Either Party may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of the other Party to be performed or complied with. The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
22.10    Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules, and any ancillary agreement to which both Parties are parties, constitutes the entire agreement by the Parties and supersedes any other agreement, whether written or oral, that may have been made or entered into between or among the Parties relating to the matters contemplated hereby. The headings, captions, headers, footers and version numbers contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.
22.11    Counterparts; Electronic Signature. This Agreement may be executed and delivered by the Parties in counterpart, each of which shall be deemed an original and both of which together shall constitute one and the same Agreement. Proof of execution of this Agreement may be delivered by the Parties via facsimile transmission, via the sending of manually or electronically signed PDF versions, or via the sending of other fully executed electronic versions of this Agreement, all of which shall be legally binding on the Parties.
22.12    Disputes.
a.    Duty to Notify. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the Party raising such Dispute shall notify the other promptly and no later than [***] from the date of its discovery of the Dispute. In the case of a Dispute relating to account or Transaction statements or similar matter, the failure of a Party to notify the other Party of such Dispute within [***] from the date of its receipt shall result in such matter being deemed undisputed and accepted by the Party attempting to raise such Dispute.
b.    Cooperation to Resolve Disputes. The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.
c.    Arbitration. Any Dispute which cannot otherwise be resolved as provided in paragraph (b) above shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Network, and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed upon by the Parties, or in the absence of such agreement within [***] from the first referral of the dispute to the American Arbitration Network, designated by the American Arbitration Network. The place of arbitration shall be Oklahoma City, Oklahoma, unless the Parties shall have agreed to another location within [***] from the first referral of the dispute to the American Arbitration Network. The arbitral award shall be final and binding. The Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance: (i) to compel arbitration, (ii) to obtain interim measures of protection prior to or pending arbitration, (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (iv) to enforce any decision of the arbitrator, including the final award. In no event shall either Party be entitled to punitive, exemplary or similar damages.
d.    Confidentiality of Proceedings. The arbitration proceedings contemplated by this Section 22.12 shall be as confidential and private as permitted by law, provided however that the Parties are permitted to disclose the proceedings to accountants, legal counsel, professional advisors and regulatory authorities. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section 22.12, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by any laws or regulations.
22.13    Accounting. The Parties agree that all accounting calculations in this Agreement shall be performed in accordance with generally accepted accounting principles or other generally accepted accounting methods in the United States. The Parties further agree to work together in good faith to reconcile any accounting discrepancies.
22.14    Headings. The various captions and section headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement is executed by the Parties’ authorized officers or representatives and shall be effective as of the date first above written.

Chime Financial, Inc.		Stride Bank, N.A.

By:	/s/ Matthew Newcomb	By:	/s/ Jimmy Stallings

Name:	Matthew Newcomb	Name:	Jimmy Stallings

Title:	CFO	Title:	President, Payments

EXHIBIT A
FEES AND COMPENSATION
[***]

EXHIBIT B
SERVICES TO BE PROVIDED BY COMPANY
[***]

EXHIBIT C
DEPOSIT ACCOUNTS AND ACCOUNT RESERVES
[***]

EXHIBIT D
REPORT REQUIREMENTS
[***]

EXHIBIT E
ACH AUTHORIZATION
[***]

EXHIBIT F
HIGH YIELD SAVINGS PRODUCT
[***]

AMENDMENT 1 TO THE PRIVATE LABEL CONSUMER & COMMERCIAL CHECKING ACCOUNT, SAVINGS ACCOUNT & DEBIT CARD ISSUANCE AGREEMENT
BETWEEN
STRIDE BANK, N.A.
(f/k/a CENTRAL NATIONAL BANK & TRUST CO. OF ENID)
AND
CHIME FINANCIAL, INC. (f/k/a 1DEBIT, INC.)
This Amendment 1 to the Amended and Restated Private Label Consumer & Commercial Checking Account, Savings Account & Debit Card Issuance Agreement (this “Amendment”) is effective as of December 1, 2022, by and between Stride Bank, N.A. (“Bank”) and Chime Financial, Inc. (“Company”).
WHEREAS, Bank (f/k/a Central National Bank & Trust Co. of Enid) and Company (f/k/a 1debit, Inc.) entered into that certain Amended and Restated Private Label Consumer & Commercial Checking Account, Savings Account & Debit Card Issuance Agreement dated as of December 1, 2022 (as amended, the “Agreement”);
WHEREAS, the Parties wish to amend the term of the Agreement; and
WHEREAS, capitalized terms not otherwise defined in this Amendment shall have the meaning given in the Agreement.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:
1.    Section 15.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
“The initial term of the Agreement shall be for a total period of thirty-six (36) months commencing on the Effective Date (the “Initial Term”), and shall continue for successive twelve (12) month periods (each a “Renewal Term”), unless prior to the expiration of the Initial Term or any Renewal Term, Bank or Company gives the other Party not less than one hundred eighty (180) days written notice of its election not to renew this Agreement.”

2.    Except as specifically modified and amended herein, all of the terms and conditions contained in the Agreement remain in full force and effect.
3.    This Amendment contains the entire agreement between the Parties with respect to this Amendment. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.
IN WITNESS WHEREOF, the authorized representatives of both Parties have duly executed and delivered this Amendment on the dates set forth below, effective as of the date set forth above.

Chime Financial, Inc.	Stride Bank, N.A.

By: /s/ Matthew Newcomb	By: /s/ Jimmy Stallings

Name: Matthew Newcomb	Name: Jimmy Stallings

Title: CFO	Title: President, Payments

Date: 10/23/2024	Date: 10/18/2024

AMENDMENT TO EXHIBIT C OF THE AMENDED AND RESTATED PRIVATE LABEL CHECKING ACCOUNT, SAVINGS ACCOUNT, & DEBIT CARD ISSUANCE AGREEMENT BETWEEN STRIDE BANK, N.A. AND CHIME FINANCIAL, INC.
This Amendment (“Amendment”) to Exhibit C of the Amended and Restated Private Label Checking Account, Savings Account, & Debit Card Issuance Agreement between Stride Bank., N.A. (“Bank”), and Chime Financial, Inc. (“Company”) is effective as of March 31, 2025. Capitalized terms herein shall have the meanings assigned to them in the Issuance Agreement (defined below) unless otherwise defined herein.
WHEREAS Bank and Company entered into that certain Amended and Restated Private Label Checking Account, Savings Account, & Debit Card Issuance Agreement with an Effective Date of December 1, 2022 (the “Issuance Agreement”); and
WHEREAS, Exhibit C to the Issuance Agreement provides, [***]; and
WHEREAS, on March 31, 2025, the Parties entered into the Check Issuance Agreement (the “Check Issuance Agreement”), which contemplates among other things, establishment of a new [***].
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:
Section (a) [***] of Exhibit C is hereby amended to include the following new section:
[***]
For sake of clarity, the Parties agree and acknowledge that the [***] shall constitute a [***] under the terms of the Issuance Agreement and shall be governed as such by the terms of the Issuance Agreement and Exhibit C thereto.
Except as specifically modified and amended herein, all of the terms and conditions contained in the Issuance Agreement remain in full force and effect.
[SIGNATURE PAGE FOLLOWS]

Chime Financial, Inc.	Stride Bank, N.A.

By: /s/ Aaron Plante	By: /s/ Jimmy Stallings

Name: Aaron Plante	Name: Jimmy Stallings

Title: VP Banking	Title: President Payments

Date: 3/31/2025	Date: 3/31/2025
[SIGNATURE PAGE TO AMENDMENT]
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